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TABLE OF CONTENTS

Exhibit (a)(1)(A)

OFFER TO PURCHASE
All Outstanding Shares of Common Stock
of
ADOLOR CORPORATION
at
$4.25 per share, plus one non-transferable contingent payment right for each share, which represents the contractual right to receive up to $4.50 per share upon the achievement of specified milestones by
FRD ACQUISITION CORPORATION
a wholly-owned subsidiary of
CUBIST PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF DECEMBER 6, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 24, 2011, among Cubist Pharmaceuticals, Inc. ("Cubist"), FRD Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cubist ("Purchaser"), and Adolor Corporation, a Delaware corporation ("Adolor").

        The board of directors of Adolor has unanimously (i) approved and taken all corporate action required to be taken to authorize the Merger Agreement and the consummation of the transactions contemplated thereby, (ii) resolved that the transactions contemplated in the Merger Agreement are advisable and in the best interests of the stockholders of Adolor, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of Adolor accept the Offer (as defined herein), tender their shares of common stock, par value $0.0001 per share, of Adolor (the "Shares") to Purchaser pursuant to the Offer, and adopt the Merger Agreement.

        The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) that number of Shares which represent at least a majority of the then issued and outstanding Shares (on a fully-diluted basis, which, for purposes of such calculation, includes Shares issuable pursuant to outstanding restricted stock awards, deferred stock units and options, provided that the exercise price of an option is not greater than $2.00 above the sum of (x) $4.25 per Share (the "Closing Amount") and (y) $4.50, the maximum amount payable per CPR (as defined below)) and the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated. The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 "Conditions of the Offer" of this Offer to Purchase.

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, or to Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders of Adolor may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

November 7, 2011

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares must:

1.
For Shares that are registered in such stockholder's name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•
mail or deliver the Letter of Transmittal, together with the certificates for such Shares and any other documents required by the Letter of Transmittal to Broadridge Corporate Issuer Solutions, Inc. (the "Depositary") at one of its addresses set forth on the back cover of this Offer to Purchase.

2.
For Shares that are registered in such stockholder's name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase);

•
if using the Letter of Transmittal, have such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal;

•
deliver an Agent's Message or the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
transfer the Shares through book-entry transfer into the Depositary's account.

3.
For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee, contact such broker, dealer, bank, trust company or other nominee and request that such broker, dealer, bank, trust company or other nominee tender the Shares to us before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, at the end of December 6, 2011, unless extended), unless the procedures for guaranteed delivery described in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase are followed.

 TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		iv
INTRODUCTION		1
THE TENDER OFFER		4
1.	Terms of the Offer	4
2.	Procedures for Tendering Shares	6
3.	Withdrawal Rights	9
4.	Acceptance for Payment and Payment	9
5.	Material United States Federal Income Tax Consequences	10
6.	Price Range of the Shares; Dividends on the Shares	14
7.	Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations	15
8.	Information Concerning Adolor	15
9.	Information Concerning Cubist and Purchaser	16
10.	Source and Amount of Funds	17
11.	Contacts and Transactions with Adolor; Background of the Offer	18
12.	Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions	23
13.	Dividends and Distributions	43
14.	Conditions of the Offer	43
15.	Legal Matters	45
16.	Fees and Expenses	48
17.	Miscellaneous	49
ANNEX I Directors and Executive Officers of Cubist and Purchaser		50
ANNEX II Section 262 of the Delaware General Corporation Law—Rights of Appraisal		54
ANNEX III Form of Contingent Payment Rights Agreement		58

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Adolor Corporation
Price Offered Per Share:
$4.25 per Share in cash, without interest, less applicable withholding taxes, plus one non-transferable contingent payment right ("CPR") per Share, which represents the right to receive up to $4.50, in cash without interest, less applicable withholding taxes, if specified regulatory and/or commercial milestones are achieved within agreed upon time periods
Scheduled Expiration Date:	12:00 midnight, New York City time, at the end of December 6, 2011
Purchaser:	FRD Acquisition Corporation, a wholly-owned subsidiary of Cubist Pharmaceuticals, Inc.
Adolor Board Recommendation:	The board of directors of Adolor unanimously recommends that you tender your Shares into the Offer

        The following are some of the questions that you, as a stockholder of Adolor Corporation ("Adolor"), may have and answers to those questions as well as references to where in this Offer to Purchase you might find additional information. We urge you to carefully read the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Summary Term Sheet, unless the context otherwise requires, the terms "we," "our" and "us" refer to FRD Acquisition Corporation.

Who is offering to buy my Adolor Shares?

        Our name is FRD Acquisition Corporation ("Purchaser"). We are a direct, wholly-owned subsidiary of Cubist Pharmaceuticals, Inc. ("Cubist"). We are a Delaware corporation formed for the purpose of acquiring all of the outstanding Shares of Adolor.

        See the "Introduction" and Section 9 "Information Concerning Cubist and Purchaser" of this Offer to Purchase.

What are the classes and amounts of Adolor securities that you are offering to purchase in the Offer?

        We are seeking to acquire all issued and outstanding Shares.

        See Section 1 "Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay?

        We are offering to pay $4.25, in cash (the "Closing Amount"), for each outstanding Share, plus one CPR per Share, (the Closing Amount plus the one CPR, or any such higher consideration per Share that may be paid pursuant to the Offer, is referred to in this Offer to Purchase as the "Offer Price"), less any applicable withholding taxes and without interest.

        See Section 4 "Acceptance for Payment and Payment" of this Offer to Purchase.

Will I have to pay any fees, commissions or transfer taxes?

        You are responsible for paying any fees or expenses you incur in tendering your Shares in the Offer. If you are the record owner of your Shares and you tender your Shares to the depositary for the Offer, Broadridge Corporate Issuer Solutions, Inc. (the "Depositary"), you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. You may be required to pay transfer taxes under certain circumstances described in the Letter of Transmittal.

        See the "Introduction" of this Offer to Purchase.

What is a CPR and how does it work?

        A CPR represents the non-transferable contractual right to receive up to $4.50, in cash, less any applicable withholding taxes and without interest, if certain regulatory and/or commercial milestones relating to Adolor's pipeline candidate, currently known as ADL5945 (the "Product") are achieved within agreed upon time periods. The milestones and payments can be summarized as follows:

  •
  $1.25 per CPR payable if the Product receives FDA approval for the treatment of opioid induced constipation ("OIC") on or before July 1, 2019; and

  •
  An additional $1.75 per CPR payable if such FDA approval meets certain safety, efficacy, and timing criteria ("Additional FDA payment"); and

  •
  $0.50 payable if the Product receives centralized EU approval for the treatment of OIC on or before July 1, 2019; and

  •
  An additional $1.00 per CPR payable if such centralized EU approval meets certain safety, efficacy, and timing criteria ("Additional EMA Payment").

        If, as of July 1, 2019:

  •
  the Additional FDA Payment has not been earned, up to $1.75 per CPR payable if certain commercial milestones for the Product are reached; and

  •
  the Additional EMA Payment has not been earned, up to $1.00 per CPR payable if certain commercial milestones for the Product are reached.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Contingent Payment Rights Agreement and CPRs" of this Offer to Purchase.

Is it possible that no payments will become payable to the holders of Contingent Payment Rights?

        If an approval or sales milestone described above is not met, no payment will become payable to the holders of CPRs with respect to that milestone. It is possible that none of the regulatory approval milestones described above will be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payments with respect to your CPRs. It is not possible to predict whether or how many payments will become payable with respect to the CPRs or, if one or more contingent cash payments become payable, the exact timing of those contingent cash payments.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Contingent Payment Rights Agreement and CPRs" of this Offer to Purchase.

May I transfer my Contingent Payment Rights?

        The CPRs will not be transferable except:

  •
  on death by will or intestacy;

  •
  pursuant to a court order;

  •
  by operation of law; and

v

  •
  in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by the Book-Entry Transfer Facility (as defined below).

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Contingent Payment Rights Agreement and CPRs" of this Offer to Purchase.

Are there other material terms of the contingent cash payments?

        In addition to the terms and conditions described above, the CPRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Cubist, Adolor or us. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CPRs.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Contingent Payment Rights Agreement and CPRs" of this Offer to Purchase.

Do you have the financial resources to make payment in the Offer?

        Cubist, or one of its affiliates, will provide us with sufficient funds to purchase all of the outstanding Shares that are validly tendered and to pay our related fees and expenses.

        See Section 10 "Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

  •
  we have sufficient funds available through our parent company, Cubist, to purchase all Shares validly tendered in the Offer;

  •
  the Offer is not subject to any financing condition;

  •
  the Offer is for all of the outstanding Shares of Adolor; and

  •
  as of September 30, 2011, Cubist, which has agreed to make any payments that may become payable with respect to the CPRs, had cash, cash equivalents and short term investments that exceeded the total maximum amount that may be payable at any time with respect to the CPRs and anticipates that it will continue to have cash, cash equivalents and short term investments that exceed the total maximum amount that may be payable at any time with respect to the CPRs.

        See Section 10 "Source and Amount of Funds" of this Offer to Purchase.

Will the Offer be followed by a second-step merger if all the Shares are not tendered in the Offer?

        If the Offer is completed and the other conditions to the merger are satisfied or waived and, if required by law, the approval of Adolor's stockholders is obtained, we will merge with and into Adolor. If the merger takes place, Cubist will own all of the Shares of Adolor and, subject to appraisal rights under applicable law, all Adolor stockholders who did not tender their Shares will receive $4.25 per Share in cash, without interest, less applicable withholding taxes, plus one CPR, or any such higher consideration that may be paid pursuant to the Offer (the "Merger Consideration") upon consummation of the merger. There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer would have appraisal rights in connection with the merger under Delaware law if these rights are perfected. See the "Introduction" of this Offer to Purchase. See also Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the

Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions" of this Offer to Purchase for a description of the conditions to the merger and a summary of appraisal rights under Delaware law.

        For additional information regarding appraisal rights, you should review Annex II to this Offer to Purchase which contains Section 262 "Appraisal Rights" of the Delaware General Corporation Law.

What is the Top-Up Option and when could it be exercised?

        Adolor has granted us an irrevocable option (the "Top-Up Option") to purchase at a price per share equal to the greater of (i) the last reported sale price of a Share on The NASDAQ Global Market on the last trading day prior to the date on which the Top-Up Option is exercised and (ii) the Closing Amount, that number of newly issued Shares (the "Top-Up Shares") so that, when added to the number of Shares owned by us prior to the exercise of the Top-Up Option, we will own at least 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). The Top-Up Option may be exercised if, following the time we accept the Shares for payment in the Offer, 70% or more of the Shares outstanding (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered) will be owned by us and after giving effect to the exercise of the Top-Up Option we would own more than 90% of the Shares outstanding (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). We may exercise the Top-Up Option only once, at any time following the time at which we first accept any Shares for payment pursuant to the Offer. However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, which means we may need to acquire significantly more than 70% of the outstanding Shares before we can exercise the Top-Up Option. Furthermore, our right to exercise the Top-Up Option is subject to the conditions that no provision of any applicable law and no applicable order or injunction or other judgment will prohibit the delivery of the Top-Up Shares. The Top-Up Option will terminate concurrently with the earlier of (x) consummation of the merger and (y) the termination or expiration of the Merger Agreement in accordance with its terms.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—The Merger Agreement," "—Vote Required To Approve Merger" and "—'Short-Form' Merger Procedure."

If I decide not to tender, how will the Offer affect my Shares?

        If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed merger to occur. If the merger takes place, you will receive the Merger Consideration in exchange for your Shares, which is the same amount of consideration per Share that you would have received had you tendered your Shares in the Offer, subject to your right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares. However, if the merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Shares may no longer be eligible to be traded on The NASDAQ Global Market or any other securities exchange, and Adolor may cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. Following acceptance of Shares for payment but prior to the merger, or if the merger does not occur as described above, Purchaser and its affiliates (including Cubist) reserve the right at any time, subject to applicable law, to purchase Shares through the exercise of the Top-Up

Option, in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than that paid in the Offer. Following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case your Shares may no longer be used as collateral for loans made by brokers.

        See Section 7 "Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations" and Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions" of this Offer to Purchase.

How long do I have to tender in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of December 6, 2011, to tender your Shares in the Offer, unless the expiration of the Offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 "Terms of the Offer" and Section 2 "Procedures for Tendering Shares" of this Offer to Purchase.

Can the Offer be extended?

        If the conditions of the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, we may extend the Offer on one or more occasions until all conditions of the Offer have been satisfied or waived. We may also extend the Offer for an additional period of at least three business days (and one or more extensions thereof) beginning after we have purchased Shares tendered during the Offer as a "subsequent offering period" in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the merger to be effected without a meeting of Adolor's stockholders. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. If the conditions to the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, Adolor may require us to extend the Offer for one period of up to 5 business days until all conditions to the Offer have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

        See Section 1 "Terms of the Offer" of this Offer to Purchase.

How will I be notified if the Offer is extended?

        If we extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact, and we will make a public announcement of the extension or subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the Offer (including any extension of the Offer).

        See Section 1 "Terms of the Offer" of this Offer to Purchase.

What are the most significant conditions to the Offer?

        We are not obligated to purchase any Shares in the Offer if:

  •
  immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not validly withdrawn, does not equal at least a majority of the Shares then outstanding on a fully-diluted basis (which, for purposes of such calculation, includes Shares issuable pursuant to outstanding restricted stock awards, deferred stock units and options with exercise prices of not greater than $2.00 above the sum of (x) the Closing Amount and (y) $4.50, the maximum amount payable per CPR); or

  •
  immediately prior to the expiration of the Offer, any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have not expired or otherwise been terminated.

        The Offer is also subject to a number of other conditions.

        See Section 14 "Conditions of the Offer" of this Offer to Purchase.

How do I tender my Shares?

        If your Shares are registered in your name and are held as physical certificates, before the expiration of the Offer, you must:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal; and

  •
  mail or deliver the Letter of Transmittal, together with the certificates for your Shares and any other documents required by the Letter of Transmittal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

        If your Shares are registered in your name and are held in book-entry form, before the expiration of the Offer, you must:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal, together with any other documents required by the Letter of Transmittal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  transfer your Shares through book-entry transfer into the account of the Depositary.

        If your Shares are held in street name (i.e., through a broker, dealer, bank, trust company or nominee), before the expiration of the Offer, you must contact your broker, dealer, bank, trust company or other nominee and request that your Shares be tendered in the Offer.

        For additional information on the procedures for tendering your Shares, see Section 2 "Procedures for Tendering Shares" of this Offer to Purchase.

Until what time can I withdraw previously tendered Shares?

        You can withdraw Shares at any time until the Offer has expired. Also, if we have not accepted and paid for your Shares by January 5, 2012, you can withdraw Shares at any time thereafter until we do accept your Shares for payment. You will not have the right to withdraw Shares tendered during any subsequent offering period, if we elect to provide one.

        See Section 1 "Terms of the Offer" and Section 3 "Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

        See Section 1 "Terms of the Offer" and Section 3 "Withdrawal Rights" of this Offer to Purchase.

Can holders of stock options, restricted stock or deferred stock units participate in the tender offer?

        The Offer is only for Shares and not for any options, restricted stock awards or deferred stock units. If you hold vested and unexercised stock options and you wish to participate in the Offer, you must exercise your stock options (to the extent they are exercisable) in accordance with the terms of the applicable Adolor equity incentive plan and tender the Shares received upon the exercise in accordance with the terms of the Offer.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Stock Options, Restricted Stock and DSUs" of this Offer to Purchase.

When and how will I be paid for my tendered Shares?

        Unless the Offer is extended in accordance with the Merger Agreement, and subject to all of the conditions to the Offer having been satisfied or waived, we will, as promptly as practicable after we are legally permitted to do so under applicable federal, state, local or foreign law, accept for payment Shares tendered pursuant to the Offer. Promptly after the acceptance for payment of Shares tendered pursuant to the Offer, we will pay for these Shares. If there is a subsequent offering period, we would pay for all validly tendered Shares promptly after they are tendered.

        See Section 4 "Acceptance for Payment and Payment" of this Offer to Purchase.

What does the board of directors of Adolor think of the Offer?

        At a meeting held on October 23, 2011, the board of directors of Adolor unanimously (i) approved and took all corporate action required to be taken to authorize the Merger Agreement and the consummation of the transactions contemplated thereby, (ii) resolved that the transactions contemplated in the Merger Agreement are advisable and in the best interests of the stockholders of Adolor, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of Adolor accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and adopt the Merger Agreement.

        See the "Introduction" to this Offer to Purchase.

Have any Adolor stockholders agreed to tender their Shares?

        Yes. Each of the directors and executive officers of Adolor has entered into a Tender and Voting Agreement with us and Cubist pursuant to which he will tender into the Offer all Shares beneficially owned by him; provided, however, that no director or executive officer shall be required to tender any Shares if that tender would cause such director or executive officer to incur liability under Section 16(b) of the Exchange Act. Each of these directors and executive officers has agreed not to withdraw such Shares from the Offer unless the Offer has terminated or expired without Purchaser having purchased all Shares tendered in the Offer in accordance with its terms or the Tender and Voting Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated.

        See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Tender and Voting Agreements" of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

        On October 21, 2011, the last trading day before we and Adolor publicly announced the execution of the Merger Agreement, the last sale price of the Shares reported on The NASDAQ Global Market was $1.92 per share. On November 4, 2011, the last trading day before we commenced the Offer, the

x

last sale price of the Shares was $4.44 per share. We advise you to obtain a recent quotation for Shares of Adolor in deciding whether to tender your Shares.

        See Section 6 "Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash and CPRs in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty.

        See Section 5 "Material United States Federal Income Tax Consequences."

To whom can I talk if I have questions about the tender offer?

        You may contact MacKenzie Partners, Inc. or Morgan Stanley & Co. LLC at the addresses and telephone numbers listed below if you have any questions about the Offer. MacKenzie Partners, Inc. is acting as the Information Agent for the Offer and Morgan Stanley & Co. LLC is acting as the Dealer Manager for the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
Toll-Free: (888) 840-4015

To: All Holders of Common Stock of Adolor Corporation

INTRODUCTION

        FRD Acquisition Corporation, a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of Cubist Pharmaceuticals, Inc., a Delaware corporation ("Cubist"), hereby offers to purchase all of the outstanding shares of common stock, $0.0001 par value per share (the "Shares"), of Adolor Corporation, a Delaware corporation ("Adolor"), at a price of $4.25, in cash (the "Closing Amount"), for each outstanding Share, plus one non-transferrable contingent payment right ("CPR"), which represents the contractual right to receive up to $4.50, in cash, if specified regulatory and/or commercial milestones are achieved within agreed upon time periods (the Closing Amount plus one CPR, or any such higher consideration per Share that may be paid pursuant to the Offer is referred to in this Offer to Purchase as the "Offer Price"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). In this Offer to Purchase, unless the context requires otherwise, the terms "we," "our" and "us" refer to Purchaser.

        We are a Delaware corporation newly formed in connection with the Offer and the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 24, 2011, among Cubist, Purchaser and Adolor. Cubist is a publicly held, biopharmaceutical company whose shares are traded on The NASDAQ Global Select Market under the symbol "CBST." For additional information about us and Cubist, see Section 9 "Information Concerning Cubist and Purchaser."

        Tendering stockholders whose Shares are registered in their own names and who tender directly to Broadridge Corporate Issuer Solutions, Inc., which is acting as the depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks, brokers or other nominees should check with such institutions as to whether they charge any service fees. We will pay all fees and expenses of the Depositary, MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), and Morgan Stanley & Co. LLC, which is acting as the Dealer Manager for the Offer (the "Dealer Manager"), incurred in connection with the Offer. See Section 16 "Fees and Expenses" of this Offer to Purchase.

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 24, 2011, among Cubist, Purchaser and Adolor, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Adolor, with the surviving entity, Adolor (the "Surviving Corporation"), becoming a wholly-owned subsidiary of Cubist. In the merger, each outstanding Share (other than Shares owned by us and Cubist, by Adolor as treasury stock or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $4.25, in cash, plus one CPR, or any such higher consideration per Share that may be paid pursuant to the Offer (the "Merger Consideration"), less any applicable withholding taxes and without interest. Stockholders who exercise appraisal rights under Delaware law will be entitled to receive a judicially determined fair value for their Shares, which value could be more or less than the Merger Consideration.

        The Merger Agreement is more fully described in Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions" of this Offer to Purchase.

        At a meeting held on October 23, 2011, the board of directors of Adolor unanimously, (1) approved and took all corporate action required to be taken to authorize the Merger Agreement and the consummation of the transactions contemplated thereby, (2) resolved that the transactions contemplated in the Merger Agreement are advisable and in the best interests of the stockholders of

Adolor, and (3) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of Adolor accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and adopt the Merger Agreement. The factors considered by the board of directors of Adolor in arriving at its decision to approve the Merger Agreement, the Offer and the merger and to recommend that stockholders of Adolor accept the Offer and tender their Shares in the Offer are described in Adolor's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be filed with the Securities and Exchange Commission (the "SEC") and will be mailed to stockholders of Adolor.

        The Offer is conditioned upon, among other things, (a) immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any Shares then owned of record by us or Cubist or our respective subsidiaries or with respect to which we or Cubist have, directly or indirectly, voting power, equals at least a majority of the Shares then outstanding on a fully-diluted basis (which, for purposes of such calculation, includes Shares issuable pursuant to outstanding restricted stock awards, deferred stock units and options, provided that the exercise price of an option is not greater than $2.00 above the sum of (x) the Closing Amount and (y) $4.50, the maximum amount payable per CPR) (the "Minimum Condition"), and (b) immediately prior to the expiration of the Offer, any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable comparative antitrust laws of foreign jurisdictions have expired or otherwise been terminated. The Offer is also subject to certain other conditions. We may waive, in our sole discretion, any of these conditions in whole or in part at any time and from time to time until the Offer shall have expired or been terminated, subject in each case to the terms of the Merger Agreement. See Section 14 "Conditions of the Offer."

        Consummation of the merger is subject to a number of conditions, including (a) adoption by the stockholders of Adolor of the Merger Agreement, if such adoption is required under the Delaware General Corporation Law (the "DGCL"), (b) no statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity (as that term is used in the Merger Agreement) which prohibits the consummation of the merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the merger, and (c) that the Shares validly tendered and not withdrawn pursuant to the Offer are accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement. In the event we acquire 90% or more of the outstanding Shares pursuant to the Offer or otherwise, we will be able to merge with and into Adolor pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of Adolor. In addition, in order to facilitate a short-form merger following the completion of the Offer, Adolor has granted us an irrevocable option (the "Top-Up Option") to purchase at a price per share equal to the greater of (i) the last reported sale price of a Share on The NASDAQ Global Market on the last trading day prior to the date on which the Top-Up Option is exercised and (ii) the Closing Amount, that number of newly issued Shares (the "Top-Up Shares") so that, when added to the number of Shares owned by us prior to the exercise of the Top-Up Option, we will own at least 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). The Top-Up Option may be exercised if, following the time we accept the Shares for payment in the Offer, 70% or more of the Shares outstanding (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered) will be owned by us and after giving effect to the exercise of the Top-Up Option we would own more than 90% of the Shares outstanding (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). We may exercise the Top-Up Option only once, at any time following the time at which we first accept any Shares for payment pursuant to the Offer. However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, which means we may need to acquire significantly more than 70% of the outstanding Shares before we can exercise the Top-Up Option. Furthermore, our right to exercise the Top-Up Option is subject to the conditions that no provision of any applicable law and no applicable order or injunction or other judgment will prohibit the delivery of the Top-Up Shares. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—The Merger Agreement," "—Vote Required To Approve Merger" and "—'Short-Form' Merger Procedure."

        Adolor has informed us that, as of November 4, 2011, (1) 46,603,391 Shares were issued (and not held by Adolor as treasury shares) and outstanding (including 37,500 shares of restricted stock), (2) 4,914,887 Shares were issuable upon the exercise of outstanding options (excluding 781,727 Shares issuable upon the exercise of options with an exercise price greater than $2.00 above the sum of (x) the Closing Amount and (y) $4.50, the maximum amount payable per CPR), (3) 1,630,542 Shares were underlying deferred stock units, and (4) no preferred shares were issued and outstanding. Based upon the foregoing, the Minimum Condition would be satisfied if at least 26,574,411 Shares are validly tendered and not validly withdrawn prior to the expiration of the Offer, assuming no options with an exercise price greater than $2.00 above the sum of (x) the Closing Amount and (y) $4.50, the maximum amount payable per CPR are exercised. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of options, restricted stock and deferred stock units outstanding at the time of the expiration of the Offer. If the Minimum Condition is satisfied, and we accept for payment Shares tendered pursuant to the Offer, Cubist has the right to designate at least a majority of the members of Adolor's board of directors and would have sufficient voting power to effect the merger without the affirmative vote of any other stockholder of Adolor. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions."

        Each of the directors and executive officers of Adolor has entered into a Tender and Voting Agreement with us and Cubist pursuant to which he will tender into the Offer all Shares beneficially owned by him; provided, however, that no director or officer shall be required to tender any Shares if that tender would cause such director or officer to incur liability under Section 16(b) of the Exchange Act. Each of these directors and executive officers has agreed not to withdraw such Shares from the Offer unless the Offer has terminated or expired without Purchaser having purchased all Shares tendered in the Offer in accordance with its terms or the Tender and Voting Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Tender and Voting Agreement" of this Offer to Purchase.

        The Offer is made only for Shares and is not made for any shares of restricted stock, options or deferred stock units. Holders of unexercised options to acquire Shares may exercise such options (to the extent they are exercisable) in accordance with the terms of the applicable options and tender some or all of the Shares issued upon such exercise. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Stock Options, Restricted Stock and DSUs."

        The material U.S. federal income tax consequences to stockholders of the exchange of Shares pursuant to the Offer and the merger are described in Section 5 "Material United States Federal Income Tax Consequences" of this Offer to Purchase.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay at a price of $4.25, in cash, for each outstanding Share, plus one non-transferrable contingent payment right ("CPR"), which represents the contractual right to receive up to $4.50, in cash, if specified regulatory and/or commercial milestones are achieved within agreed upon time periods (the Closing Amount plus the one CPR, or any such higher consideration per share that may be paid pursuant to the Offer is referred to in this Offer to Purchase as the "Offer Price"), less any applicable withholding taxes and without interest, for all such Shares validly tendered prior to the expiration of the Offer and not theretofore validly withdrawn in accordance with Section 3 of this Offer to Purchase. The scheduled time and date for the expiration of the Offer is 12:00 midnight, New York City time, at the end of December 6, 2011, unless we extend the period of time during which the Offer is open in accordance with the terms of the Merger Agreement.

        If the conditions of the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, we may extend the Offer on one or more occasions until all conditions of the Offer have been satisfied or waived. If the conditions to the Offer have not been satisfied or waived and the Merger Agreement has not been terminated Adolor may require us to extend the Offer for one period of up to 5 business days until all conditions to the Offer have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. If we extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact, and we will make a public announcement of the extension or subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the Offer (including any extension of the Offer).

        If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived but there have not been validly tendered and not withdrawn in the Offer that number of Shares necessary to permit the merger to be effected without a meeting of Adolor stockholders in accordance with the DGCL, we may, in our sole discretion, elect to provide a "subsequent offering period" of at least three business days (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer and receive the same per Share consideration paid in the Offer. During a subsequent offering period, we will immediately accept for payment and pay for Shares that are validly tendered pursuant to the Offer. We cannot elect to provide a subsequent offering period unless we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer and immediately begin the subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so in our sole discretion.

        Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        Subject to the next sentence, we may, at any time and from time to time, waive any condition to the Offer, by giving oral or written notice of such waiver to the Depositary. Without the prior written consent of Adolor, we will not:

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  decrease the Closing Amount or the payment amounts under the CPRs;

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  change the form of payment of the Closing Amount or the payment amounts under the CPRs;

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  decrease the number of Shares sought to be purchased by us pursuant to the Offer;

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  waive or change the Minimum Condition;

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  impose additional conditions to the Offer;

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  amend any conditions to the Offer so as to broaden the scope of any such condition to the Offer;

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  extend the Offer beyond a date that is 21 business days after commencement of the Offer or the last extension, if any, other than as allowed in the Merger Agreement; or

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  otherwise amend any other term or condition to the Offer in a manner materially adverse to the holders of Shares.

        If immediately prior to the expiration of the Offer, any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, we may:

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  unless forced to extend the Offer by Adolor, terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

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  except as set forth above, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not theretofore validly withdrawn;

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  except as set forth above, extend the Offer and, subject to the right of stockholders to withdraw Shares until the expiration of the Offer, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

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  except as set forth above, amend the Offer.

        Any extension, waiver, amendment or termination will be followed promptly by public announcement thereof consistent with the requirements of the SEC. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to Business Wire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

        As described above, we may, subject to certain conditions, elect to provide a subsequent offering period. In the event we elect to provide a subsequent offering period, we will announce and begin the subsequent offering period in the notice announcing the results of the Offer that is issued no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer. Adolor has provided us with its stockholder lists and security position listings for the purpose of disseminating the

Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Procedures for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

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  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

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  for Shares held in book-entry form, either (x) a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (y) an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, such Shares must be delivered pursuant to the book-entry transfer procedures described below under "Book-Entry Transfer," and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the expiration of the Offer; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" prior to the expiration of the Offer.

        The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit its Certificates and all other required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected if all the following conditions are met:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer; and

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  either (1) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal, properly completed and duly executed, any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The NASDAQ Global Market ("Nasdaq") is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Appointment as Proxy.    By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint our designees as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given or executed, will not be effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares in respect of any annual, special, adjourned or postponed meeting of Adolor's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. In order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Adolor's stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders reasonably determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. Neither we nor any of Cubist, Adolor, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Backup Withholding.    In order to avoid "backup withholding" on payments of cash pursuant to the Offer, a stockholder that is a "U.S. person" (as defined for U.S. federal income tax purposes) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on IRS Form W-9 provided with the Letter of Transmittal, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding, currently at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-U.S. stockholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

3.  Withdrawal Rights

        Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration of the Offer and, unless theretofore accepted pursuant to the Offer, at any time after January 5, 2012. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 at any time prior to the expiration of the Offer.

        We will determine in our sole discretion all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination will be final and binding. Neither we nor any of Cubist, Adolor, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4.  Acceptance for Payment and Payment

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn in accordance with Section 3 promptly after the expiration of the Offer. If we provide a subsequent offering period, we will immediately accept for payment and promptly pay for Shares that are validly tendered during the subsequent offering period. Subject to the Merger Agreement, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law or if other conditions to our obligations described in Section 14 "Conditions of the Offer" are not satisfied. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). If we are delayed in our acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3 "Withdrawal Rights" of this Offer to Purchase.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and (3) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to us and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment and transmitting payment to tendering stockholders whose Shares have been accepted for payment, provided that Cubist will not be required to deposit the funds owed in connection with the CPRs unless and until such deposit is required pursuant to the terms of the contingent payment rights agreement. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, promptly after the expiration or termination of the Offer, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 "Procedures for Tendering Shares" of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

        We reserve the right to transfer or assign, in whole or from time to time in part, to Cubist, or to one or more direct or indirect subsidiaries of Cubist, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  Material United States Federal Income Tax Consequences

        The following is a summary of the material (1) U.S. federal income tax consequences of the Offer and the merger to stockholders whose Shares are exchanged for cash and CPRs in the Offer or merger, (2) U.S. federal income tax considerations related to the ownership of CPRs received in the Offer or the merger and (3) U.S. federal income tax consequences to holders of Shares who properly perfect appraisal rights. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Shares. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" refers to a beneficial owner of Shares that is:

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  a citizen or individual resident of the United States for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of Shares that is not a U.S. holder.

        This discussion assumes that a holder holds its Shares, and that a holder will hold its CPRs, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or traders in securities or foreign currencies, persons who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, persons who hold Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction and persons who acquired their Shares through the exercise of options or other compensation arrangements). In addition, this discussion does not address any aspect of state, local, foreign, estate or gift tax law that may apply to holders of Shares.

        If any entity that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. Stockholders that are partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their tax advisor regarding the tax consequences to them of the Offer and the merger.

        This discussion is intended only as a general summary of the material U.S. federal income tax consequences to a stockholder upon the exchange of Shares for cash and CPRs pursuant to the Offer or the merger and is not intended to constitute a complete description of all such tax consequences. Stockholders are urged to consult their own tax advisor with respect to the specific tax consequences to them of the Offer and the merger in light of their own particular circumstances, including with respect to federal estate, gift and other non-income tax consequences and the state, local or foreign tax consequences of such transactions.

U.S. Holders

        The receipt of cash and CPRs by a U.S. holder in exchange for Shares pursuant to the Offer or the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty.

        There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CPRs at the time of the closing of the Offer or the effective time of the merger (the "Effective

Time"), as the case may be. The receipt of the CPRs as part of the transaction consideration may be treated as a "closed transaction" or as an "open transaction" for U.S. federal income tax purposes. Pursuant to IRS regulations dealing with contingent payment obligations analogous to the CPRs, if the fair market value of the CPRs is "reasonably ascertainable," a U.S. holder should treat the transaction as a "closed transaction" and the fair market value of the CPRs as part of the consideration received in the Offer or the merger for purposes of determining gain or loss. These IRS regulations state that only in "rare and extraordinary" cases would the value of contingent payment obligations not be reasonably ascertainable. The installment method of reporting any gain attributable to receipt of a CPR generally will not be available with respect to the sale of Shares because the Shares are traded on an established securities market.

        If the receipt of the CPRs is treated as part of a "closed transaction" for U.S. federal income tax purposes, a U.S. holder generally should recognize capital gain or loss equal to the difference, if any, between:

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  the sum of the amount of cash and the fair market value of the CPRs received by the U.S. holder in exchange for such Shares; and

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  the U.S. holder's adjusted tax basis in such Shares.

        Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the merger. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the Shares is more than one year at the time of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for federal income taxation at preferential rates. Certain limitations apply to the deductibility of a U.S. holder's capital losses.

        If the receipt of the CPRs is treated as part of a closed transaction for U.S. federal income tax purposes, a U.S. holder's initial tax basis in a CPR received in either the Offer or the merger should equal the fair market value of such CPR as determined for U.S. federal income tax purposes. The holding period for a CPR should begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.

        The question of whether this is a "rare and extraordinary" case where the fair market value of the CPRs is not "reasonably ascertainable" is an inherently factual question. U.S. holders should consult their own tax advisor regarding this issue. If the value of the CPRs is not reasonably ascertainable and the transaction is treated as an "open transaction" for U.S. federal income tax purposes, the CPRs would not be taken into account in determining a U.S. holder's taxable gain or loss upon receipt of cash and the CPRs in the Offer or the merger, as the case may be. In this case, any loss on the U.S. holder's shares would be deferred, and the U.S. holder would take no tax basis in the CPRs but would be subject to tax as payments under the CPRs were made or deemed made in accordance with the U.S. holder's regular method of accounting. A portion of such payments would be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain.

        In addition, there is no legal authority directly addressing the U.S. federal income tax treatment of receiving payments on the CPRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CPRs are uncertain. For example, payments with respect to the CPRs may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. holder of the CPRs recovers its adjusted tax basis with respect to payments thereon. Cubist currently intends to treat payments on the CPRs as giving rise to capital gain or loss.

        Although not entirely clear, Cubist intends to treat a portion of any payment with respect to the CPRs as imputed interest taxable as ordinary income under Section 483 of the Code. The portion of any payment made with respect to a CPR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the CPR payment over (2) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder's regular method of accounting.

Non-U.S. Holders

        Any gain realized by a non-U.S. holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the merger, as the case may be, will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of such non-U.S. (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder generally will be taxed in the same manner as U.S. holders (described above), except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time of the merger, as the case may be, and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on the non-U.S. holder's net gain realized.

        Generally, if payments are made to a non-U.S. holder with respect to a CPR, Cubist expects to withhold or cause to be withheld an amount equal to 30% (or lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above), unless an exception applies. As discussed above, the tax treatment of the CPRs is currently unclear, and it is possible that Cubist or other withholding agent may be required to withhold additional amounts on payments with respect to the CPRs. Non-U.S. holders are urged to consult their own tax advisors.

Appraisal Rights

        The above discussion does not apply to holders of Shares who properly perfect appraisal rights. Generally, a holder of Shares who perfects appraisal rights with respect to such holder's Shares will recognize capital gain or loss equal to the difference between such holder's tax basis in those Shares and the amount of cash received in exchange for those Shares, except that a portion of the cash received may be taxable as interest.

Information Reporting and Backup Withholding

        Payments made to a holder of Shares upon such holder's exchange of Shares pursuant to the Offer or the merger may be subject to information reporting, and the cash consideration paid to a holder of Shares may be subject to backup withholding (currently at the rate of 28%). In addition, payments with respect to a CPR may be subject to information reporting and backup withholding. A U.S. holder will not be subject to backup withholding if the U.S. holder (i) furnishes a correct TIN and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter(s) of Transmittal to be returned to the Depositary); or (ii) otherwise establishes to the satisfaction of the Depositary that such U.S. holder is exempt from backup withholding tax.

        A non-U.S. holder will not be subject to backup withholding if the non-U.S. holder certifies its exempt status by providing a properly executed IRS Form W-8BEN (or other applicable IRS

Form W-8). We must report to the IRS and to each non-U.S. holder any interest (including imputed interest) that is paid to the non-U.S. holder. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or credit against such U.S. holder's U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the IRS.

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER OR MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.  Price Range of the Shares; Dividends on the Shares

        The Shares are listed on Nasdaq under the symbol "ADLR." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on Nasdaq:

	High	Low
Year Ended December 31, 2009
First Quarter	$2.55	$1.61
Second Quarter	2.38	1.45
Third Quarter	2.04	1.44
Fourth Quarter	1.68	1.33
Year Ended December 31, 2010:
First Quarter	$2.20	$1.43
Second Quarter	2.24	1.04
Third Quarter	1.22	1.00
Fourth Quarter	1.37	1.05
Year Ended December 31, 2011:
First Quarter	$1.68	$1.22
Second Quarter	2.10	1.29
Third Quarter	2.83	1.56
Fourth Quarter (through November 4, 2011)	4.70	1.50

        On October 21, 2011, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on Nasdaq was $1.92 per Share. On November 4, 2011, the last full trading day before commencement of the Offer, the last reported sales price on Nasdaq was $4.44 per Share. Stockholders are urged to obtain current market quotations for the Shares.

        According to its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, Adolor historically has not declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, Adolor is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Cubist.

7.  Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Share Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The NASDAQ Stock Market LLC, a security must have a minimum bid price of $1, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on Nasdaq. The first maintenance standard requires that there be at least $10 million in stockholders' equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer's total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be publicly held for the purpose of the maintenance standards.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Adolor to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Adolor to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Adolor, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Adolor and persons holding "restricted securities" of Adolor to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. We intend to seek to cause Adolor to apply for termination of registration of the Shares under the Exchange Act following the completion of the Offer.

        Margin Regulations.    The Shares are currently "margin stock" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin stock" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  Information Concerning Adolor

        Adolor is a Delaware corporation with its principal offices at 700 Pennsylvania Drive, Exton, Pennsylvania 19341. The telephone number is (484) 595-1500. According to its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, Adolor is a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription pain and pain-management products. Adolor's Shares are traded on Nasdaq under the symbol "ADLR."

        Available Information.    Adolor is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning Adolor's directors and officers, their remuneration, stock options and other matters, the principal holders of Adolor's securities and any material interest of such persons in transactions with Adolor is required to be disclosed in Adolor's proxy statements distributed to Adolor's stockholders and filed with the SEC. The SEC provides electronic document retrieval on its website for most reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which can be found at the SEC's website, http://www.sec.gov. Such information should also be available for inspection at the public reading rooms of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Investors may call the SEC at (202) 551-8090 for further information on the public reading rooms. Copies of such information that is not posted to the SEC's website may be obtained (i) by mail by writing to the Office of FOIA/PA Operations at the SEC at 100 F Street, N.E., Washington, DC 20549, (ii) by faxing such request to (202) 772-9337, or (iii) by using their online form available at their website at http://www.sec.gov.

        Except as otherwise stated in this Offer to Purchase, the information concerning Adolor contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although we and Cubist do not have any knowledge that any such information is untrue, neither we nor Cubist takes any responsibility for the accuracy or completeness of such information or for any failure by Adolor to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  Information Concerning Cubist and Purchaser

        Cubist is a Delaware corporation with its principal executive offices located at 65 Hayden Avenue, Lexington, Massachusetts 02421. The telephone number at that location is (781) 860-8660. Cubist is a biopharmaceutical company focused on the research, development and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. Cubist shares are traded on the Nasdaq Global Select Market under the symbol "CBST."

        Cubist is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. The SEC provides electronic document retrieval on its website for most reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which can be found at the SEC's website, http://www.sec.gov. Such information should also be available for inspection at the public reading rooms of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Investors may call the SEC at (202) 551-8090 for further information on the public reading rooms. Copies of such information that is not posted to the SEC's website may be obtained (i) by mail by writing to the Office of FOIA/PA Operations at the SEC at 100 F Street, N.E., Washington, DC 20549, (ii) by faxing such request to (202) 772-9337, or (iii) by using their online form available at their website at http://www.sec.gov.

        Purchaser is a Delaware corporation that was organized for the purpose of acquiring all of the outstanding Shares of Adolor and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement. Purchaser is a wholly-owned subsidiary of Cubist. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer. Purchaser is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of

Purchaser are located at 65 Hayden Avenue, Lexington, Massachusetts 02421. The telephone number at that location is (781) 860-8660.

        The name, business address, citizenship, and past and present principal occupations during the past five years of each of the officers and directors of Cubist and Purchaser are set forth in Annex I to this Offer to Purchase.

        Neither Cubist, Purchaser, nor, to the best knowledge of Cubist and Purchaser, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Cubist, Purchaser, nor, to the best knowledge of Cubist and Purchaser, any of the persons listed in Annex I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Past Contacts, Transactions, Negotiations and Agreements.    Except as set forth in Section 11 "Contacts and Transactions with Adolor; Background of the Offer" of this Offer to Purchase and elsewhere in this Offer to Purchase:

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  none of Cubist, Purchaser, or, to the best knowledge of Cubist and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing (1) beneficially owns or has a right to acquire any Shares or any other equity securities of Adolor; (2) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Adolor; or (3) has effected any transaction in the Shares or any other equity securities of Adolor during the past 60 days;

  •
  during the past two years, there have not been any transactions which would be required to be disclosed under the rules and regulations of the SEC between any of Cubist, Purchaser or any of their respective subsidiaries, or, to the best knowledge of Cubist and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Adolor or any of its executive officers, directors or affiliates, on the other hand; and

  •
  during the past two years, there have not been any negotiations, transactions or material contacts between any of Cubist, Purchaser, any of their respective subsidiaries or, to the best knowledge of Cubist and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Adolor or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of Adolor, any election of directors of Adolor, or any sale or other transfer of a material amount of assets of Adolor.

        Each of Cubist and Purchaser disclaims that it is an "affiliate" of Adolor within the meaning of Rule 13e-3 under the Exchange Act.

10.  Source and Amount of Funds

        We estimate that the total amount of funds required to pay the Closing Amount with respect to all outstanding Shares (on a fully-diluted basis) pursuant to the Offer and the merger and to pay related fees and expenses will be approximately $190 million, net of Adolor's cash balance upon consummation of the merger.

        We estimate, based on the information provided by Adolor, that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the merger could be up to approximately $415 million, which consists of approximately $190 million in Closing Amounts in respect of the Shares and up to approximately $225 million in payments pursuant to the CPRs. Cubist currently has available to it, and Cubist will cause Purchaser to have, (a) at the time of the acceptance of Shares pursuant to the Offer (the "Acceptance Time"), sufficient unrestricted funds to pay the aggregate Closing Amount for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and the Merger Agreement, and (b) at the Effective Time, sufficient unrestricted funds to pay in full the aggregate upfront cash portion of the Merger Consideration, subject to the terms and conditions of the Merger Agreement. In addition, as of September 30, 2011, Cubist had cash, cash equivalents and short term investments that exceeded the total maximum amount that may be payable at any time with respect to the CPRs and anticipates that it will continue to have cash, cash equivalents and short term investments that exceed the total maximum amount that may be payable at any time with respect to the CPRs.

11.  Contacts and Transactions with Adolor; Background of the Offer

Background of the Offer

        Cubist and its subsidiaries (for the purposes of this section, "Cubist") regularly reviews and considers business development opportunities and alternatives in the acute care environment. In connection with these reviews, Cubist's board of directors from time to time meets, together with Cubist senior management, to discuss business development opportunities. These discussions generally concern possible acquisitions and licensing opportunities—at various stages—intended to create or enhance stockholder value. Pursuant to such discussions, management of Cubist determined that it had a potential interest in pursuing a transaction involving Adolor.

        On March 30, 2011, upon request of a member of the Cubist scientific team, a team from Adolor presented to members of Cubist's scientific team about beloxepin, an Adolor product candidate that has completed phase 1 clinical trials. Beloxepin is being studied to treat acute pain, an emerging area of therapeutic interest for Cubist.

        On May 11, 2011, a member of Cubist's scientific team and Mr. Kevin Taylor, Vice President, Business Development, of Adolor, participated in a follow-up conference call to the March 30th beloxepin meeting.

        On May 19, 2011, an employee of Adolor met with representatives of Cubist to discuss certain of Adolor's programs.

        On June 15, 2011, Mr. Taylor requested a meeting with Cubist at an industry conference to be held in late June in Washington, D.C.

        On June 28, 2011, Dr. Praveen Tipirneni, Cubist's Vice President, Business Development, and other members of Cubist's business development team met with Mr. Taylor to discuss Adolor's business. This meeting was initiated by a request from Mr. Taylor through the BIO annual meeting partnering system.

        On July 5, 2011, Mr. Michael Bonney, President and Chief Executive Officer of Cubist, per Mr. Taylor's suggestion, called Mr. Dougherty to discuss the possibility of a strategic transaction between Cubist and Adolor. In mid-July, Mr. Dougherty called Mr. Bonney and agreed that Adolor and Cubist should explore the possibility of a strategic relationship. It was agreed that Cubist and Adolor should enter into an agreement to ensure the confidentiality of information exchanged during discussions between the companies.

        On July 19, 2011, at a regularly scheduled meeting of Cubist's board of directors, Cubist senior management provided Cubist's board of directors with an overview of Adolor's business, including ENTEREG, ADL5945 and Adolor's other pipeline products, and Cubist's board of directors engaged in initial discussions about a potential strategic transaction with Adolor.

        On July 26, 2011, Cubist and Adolor signed a mutual non-disclosure and non-use agreement, which included standstill provisions that prohibited Cubist from buying Adolor stock, except in certain limited circumstances, for a period of 12 months.

        On August 2, 2011, Mr. Taylor and other Adolor executives, including Mr. Stephen Webster, Senior Vice President, Finance and Chief Financial Officer, Mr. Lee Techner, Vice President, Medical Affairs and Medical Director, and Mr. Michael Adelman, Vice President, Sales and Marketing, met with Cubist executives, including Mr. Robert Perez, Executive Vice President, Chief Operating Officer, Mr. Greg Stea, Senior Vice President, Commercial Operations, Dr. Tipirneni and members of Cubist's business development, medical affairs and scientific teams. At the meeting, which took place at Cubist's offices in Lexington, Massachusetts, the Adolor attendees provided an overview of Adolor's business and product/product candidates, with an emphasis on ENTEREG and its OIC program.

        On August 10, 2011, Mr. Perez called Mr. Dougherty to congratulate him on positive results of the Phase 2 clinical trials of ADL5945.

        On August 12, 2011, Adolor provided Cubist with access to Adolor's electronic dataroom, where Adolor housed confidential information.

        On August 22, 2011, Mr. Bonney, Mr. Perez and Mr. Dougherty met to discuss Cubist's interest in a strategic transaction with Adolor. Mr. Bonney, Mr. Perez and Mr. Dougherty generally discussed the structure for a strategic transaction, including the use of CPRs related to ADL5495.

        On August 25, 2011, Mr. Dougherty called Mr. Bonney to express Adolor's preference that Cubist submit a non-binding proposal with regard to an acquisition of Adolor. Mr. Bonney said that Cubist would send its proposal to Adolor by September 2, 2011.

        On August 30, 2011, Cubist's financial advisor for the Adolor transaction, Morgan Stanley & Co. LLC ("Morgan Stanley"), called Adolor's financial advisor for the transaction, Stifel Nicolaus, to discuss Adolor's strategic goals and whether Adolor was pursuing other strategic or licensing opportunities.

        On August 31, 2011, Mr. Bonney called Mr. Dougherty to discuss Adolor's strategic goals and his concern that Adolor may be using Cubist as a "stalking horse" given Morgan Stanley's feedback to Cubist regarding its discussions with Stifel Nicolaus. Mr. Dougherty agreed to accelerate the timing of two diligence follow-up calls that Cubist was trying to schedule with the Adolor commercial and clinical teams.

        On September 1, 2011, Mr. Perez and Mr. Stea had a telephone call with Mr. Taylor and Mr. Adelman regarding Adolor's commercial operations, and Dr. Vetticaden and representatives of Cubist's medical and business development teams had a separate telephone call with Mr. Techner and Mr. Taylor regarding Adolor's clinical operations.

        On September 2, 2011, the transactional sub-committee of Cubist's board of directors met with Mr. Bonney and other members of Cubist senior management, representatives of Morgan Stanley and representatives of Ropes & Gray, Cubist's outside counsel, to discuss the proposed terms of the non-binding proposal to be submitted to Adolor. The sub-committee discussed, and asked questions of Morgan Stanley and Cubist' senior management about, among other things, the size of the premium; Cubist's valuation of Adolor's business; and the amounts of the proposed contingent payments, along with the milestones that would trigger the payments.

        On September 6, 2011, Mr. Bonney and Mr. Dougherty met in New York City, New York, and Mr. Bonney conveyed Cubist's non-binding proposal verbally and in writing. The proposal consisted of a $4.00 per share upfront payment and contingent payments of up to $3.00, payable upon FDA approval of ADL-5495 with a favorable safety and efficacy label on or before January 1, 2017. Mr. Bonney described the rationale for the components of the proposal, including the significant premium represented by the upfront payment and the basis for Cubist's valuation.

        On September 9, 2011, Mr. Bonney and Mr. Dougherty had a telephone call about the timing and status of Adolor's review of Cubist's proposal. Mr. Dougherty said that Adolor would respond to the proposal later in the day.

        Later, on September 9, 2011, Mr. Bonney and Mr. Dougherty had a telephone conference in which Mr. Dougherty conveyed Adolor's response to Cubist's proposal. Mr. Dougherty indicated that Adolor was seeking a $5.50 per share upfront payment. Mr. Bonney indicated that this level of upfront payment was not within Cubist's valuation range.

        On September 12, 2011, Mr. Bonney and Mr. Dougherty met in-person at Cubist's offices in Lexington, Massachusetts to continue negotiations of potential financial terms for a transaction. Mr. Dougherty argued for a $5.50 per share upfront payment and proposed that the contingent payments be triggered at three milestones that provide up to a total of $3.50 in potential additional consideration. Mr. Bonney inquired about Adolor's process and the possibility of a period of exclusivity for Cubist to negotiate a possible transaction with Adolor. Mr. Dougherty indicated that Adolor was not willing to provide Cubist with exclusivity at that time.

        Cubist submitted a revised proposal to Adolor, dated September 13, 2011, consisting of a $4.25 per share upfront payment and contingent payments of up to $3.50 payable if ADL5945 is approved by both the FDA and the EMA with a favorable safety and efficacy label on or before January 1, 2017. The updated proposal was conveyed in writing by Cubist to Adolor and through a telephone call between Mr. Bonney and Mr. Dougherty.

        On September 14, 2011, at a regularly scheduled meeting of the scientific affairs committee of Cubist's board of directors, certain members of Cubist's business development team, Mr. Bonney, Dr. Gilman and Dr. Vetticaden reviewed ENTEREG and ADL-5495 with the committee. Materials about ENTEREG and Adolor's pipeline products were provided to the committee in advance of the meeting.

        On September 15, 2011, at a regularly scheduled meeting of Cubist's board of directors, Cubist's board of directors, among other things, reviewed and discussed Adolor's business, product and product candidates, along with the status of the negotiations between Cubist and Adolor. Representatives of Morgan Stanley gave a presentation on Adolor and, along with members of senior management, answered questions about a possible transaction.

        On September 16 and 18, 2011, Mr. Bonney and Mr. Dougherty had telephone calls about the status of Adolor's review of Cubist's most recent proposal.

        On September 19, 2011, representatives of Morgan Stanley had a telephone call with representatives of Stifel Nicolaus regarding the status of Adolor's review of Cubist's most recent proposal.

        On September 21, 2011, Adolor responded to Cubist's September 13th proposal in writing and through a telephone call from Mr. Dougherty to Mr. Bonney. In its response, Adolor proposed the following: an upfront payment of $4.75 per share and potential additional payments of $1.00 upon submission of a new-drug application for ADL5945, $1.25 upon FDA approval of ADL5945, plus an additional $1.25 if the FDA approval meets certain timing or labeling requirements, and $0.75 upon centralized EU approval of ADL5945, plus an additional $0.75 if the EU approval met similar timing and labeling requirements. During their call, Mr. Bonney and Mr. Dougherty discussed Adolor's response, with Mr. Bonney indicating that Cubist was unwilling to increase its upfront payment, but would be willing to negotiate aspects of the contingent payments. Mr. Bonney noted that Cubist was not willing to proceed indefinitely without exclusivity.

        On September 22, 2011, the transaction sub-committee of Cubist's board of directors discussed the timing and status of negotiations, and reviewed the recommendations of Cubist senior management about how to respond to Adolor's proposal. Cubist senior management, representatives of Morgan Stanley and representatives of Ropes & Gray participated in the meeting.

        On September 23, 2011, Mr. Bonney called Mr. Dougherty and verbally conveyed Cubist's updated proposal, which consisted of an upfront payment of $4.25 per share and contingent payments of up to $4.50 payable if ADL5945 is approved by both the FDA and the EMA with a favorable safety and efficacy label on or before January 1, 2017. If ADL5945 does not obtain the favorable label there shall be a step down in such payments, unless certain sales-based milestones are met in which case a total of up to $4.50 of contingent payments could still be made.

        Cubist's updated proposal was subsequently communicated to Adolor in writing.

        On September 26, 2011, Mr. Bonney and Mr. Dougherty had a brief telephone call in which Mr. Dougherty informed Mr. Bonney that Adolor would respond to Cubist's latest proposal on September 29, 2011.

        On September 29, 2011, Mr. Bonney and Mr. Dougherty met at Cubist's offices in Lexington, Massachusetts and came to general agreement on the substantially final financial terms for a possible transaction. Mr. Bonney insisted that Adolor grant Cubist a 21-day exclusivity period to finalize terms for a potential transaction.

        On September 30, 2011, Cubist sent an updated proposal to Adolor largely reflecting the terms discussed during the September 29th meeting along with a draft of an exclusivity letter. That same day, Mr. Bonney called Mr. Dougherty to discuss the terms of the letters.

        On October 2, October 3 and October 4, 2011, Mr. Bonney and Mr. Dougherty, and other representatives of Cubist and Adolor management, including Mr. Perez, engaged in negotiations regarding the financial terms of the proposed transaction, mainly related to the specific details of the contingent payments, and proposed exclusivity letter, and multiple drafts of the proposal and exclusivity letter were exchanged between the parties.

        On October 4, 2011, Adolor signed the exclusivity letter.

        On October 4, 2011, Cubist sent Adolor a diligence request list and commenced diligence. In addition, Cubist sent drafts of the proposed Merger Agreement and contingent payment rights agreement to Adolor.

        On October 7, 2011, Cubist's board of directors met to discuss, among other things, the status of the proposed transaction with Adolor and the proposed terms, which were within the ranges reviewed by the transaction sub-committee of Cubist's board of directors on September 22, 2011.

        On October 7, 2011, Adolor sent comments to the Merger Agreement and contingent payment rights agreement to Cubist.

        On October 10 and 11, 2011, during Cubist diligence at Adolor's offices in Exton, Pennsylvania, multiple meetings of senior management and other employees of both companies met as part of Cubist's diligence effort on Adolor. These meeting included meetings involving Mr. Perez, Mr. Stea, Dr. Vetticaden and Chuck Larenjeira, Cubist's Senior Vice President, Technical Operations, from Cubist, and Mr. Dougherty, Mr. Adelman, Dr. Techner, Richard Mangano, Adolor's Vice President, Clinical Research and Development, George Maurer, Adolor's Senior Vice President, Manufacturing and Pharmaceutical Technologies, and John M. Limongelli, Adolor's Senior Vice President, General Counsel and Secretary.

        On October 13, 2011, representatives of the Cubist and Adolor legal and business development teams, including their respective outside counsels, Ropes & Gray and Dechert, LLP, met at Ropes & Gray's offices in Boston, Massachusetts to negotiate the proposed Merger Agreement and contingent payment rights agreement, including Adolor's proposal to reduce size of the termination fee from $14 million to $7 million and to narrow the scope of the non-solicitation covenant.

        On October 14, 2011, Mr. Bonney and Mr. Dougherty had a telephone conference to discuss the status of the negotiations. In addition, revised drafts of the agreements were sent by Ropes & Gray to Dechert.

        On October 17, 2011, representatives of Cubist's and Adolor's legal and business development teams and their respective outside counsels engaged in further negotiations about the agreements, including the size of the termination fee and the scope of the non-solicitation covenant. Later that day, Dechert sent an updated version of the Merger Agreement to Ropes & Gray.

        On October 18, 2011, Dechert sent an updated version of the contingent payment rights agreement to Ropes & Gray.

        From October 11, 2011 to October 21, 2011, representatives of Cubist's diligence team, including members of its senior management had telephone calls to discuss and finalize diligence.

        On October 22, 2011, certain members of Cubist senior management, including Mr. Bonney, and Adolor senior management, including Mr. Dougherty, along with other Cubist and Adolor employees, had a telephone conference to discuss outstanding diligence issues.

        On October 23, 2011, Cubist's board of directors met telephonically to review and discuss the terms of the proposed transaction. Among other things, substantially final versions of the agreements were circulated in advance of the meeting, and Cubist's senior management and representatives of Ropes & Gray and Morgan Stanley provided input to Cubist's board of directors relating to the proposed transaction. After a full discussion, Cubist's board of directors unanimously approved the proposed transaction.

        On October 23, 2011, after the Cubist board of directors' call, Mr. Bonney and Mr. Dougherty had a telephone conference in which Mr. Bonney informed Mr. Dougherty that Cubist's board of directors had approved the proposed transaction.

        Later in the day on October 23, 2011, Mr. Bonney and Mr. Dougherty had a telephone conference in which Mr. Dougherty informed Mr. Bonney that Adolor's board of directors had unanimously approved the proposed transaction.

        From October 19, 2011 to October 24, 2011, Adolor and Cubist negotiated the final terms of the agreements during which time the parties agreed to a termination fee of not more than $10 million and a narrower non-solicitation covenant.

        On October 24, 2011, the Merger Agreement was signed and its execution was announced in a joint press release.

Contacts and Transactions with Adolor

        As of the date of this Offer to Purchase, Cubist and Purchaser have not entered into any agreement, arrangement or understanding with Mr. Michael R. Dougherty or any other members of Adolor management regarding employment or consultancy with the Surviving Corporation. Cubist may seek to retain certain members of the Adolor management team following the Effective Time. As part of these retention efforts, Cubist may enter into employment or consultancy, compensation, retention, severance or other employee or consultant benefit arrangements with Adolor executive officers and other key Adolor employees; however, there can be no assurance that any parties will reach an agreement. Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been agreed upon or finalized. Any such new arrangements would not become effective until the Effective Time. See Section 12 "Purpose of the Offer; the Merger Agreement; Plans for

Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Plans for Adolor" of this Offer to Purchase.

12.  Purpose of the Offer; the Merger Agreement; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Plans for Adolor; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions

Purpose of the Offer

        The purpose of the Offer is to enable Cubist, through Purchaser, to acquire control of Adolor and is the first step in Cubist's acquisition of all of the outstanding Shares. The purpose of the merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

        The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained and examined as set forth in Section 9 "Information Concerning Cubist and Purchaser." The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged, which has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts. Stockholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

        The Offer.    The Merger Agreement provides that we will commence the Offer no later than November 7, 2011 and that, upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, we will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The conditions of the Offer are set forth in Section 14 "Conditions of the Offer" of this Offer to Purchase.

        Top-Up Option.    Pursuant to the Merger Agreement, Adolor has granted us an irrevocable option to purchase at a price per share equal to the greater of (i) the last reported sale price of a Share on Nasdaq on the last trading day prior to the date on which the Top-Up Option is exercised and (ii) the Closing Amount, that number of newly issued Shares so that, when added to the number of Shares owned by us prior to the exercise of the Top-Up Option, we will own at least 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). The Top-Up Option may be exercised if, following the time we accept the Shares for payment in the Offer, 70% or more of the Shares outstanding (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered) will be owned by us and after giving effect to the exercise of the Top-Up Option we would own more than 90% of the Shares outstanding (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered). We may exercise the Top-Up Option only once, at any time following the time at which we first accept any Shares for payment pursuant to the Offer. However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, which means we may need to acquire significantly more than 70% of the outstanding Shares before we can exercise the Top-Up Option. Furthermore, our right to exercise the Top-Up Option is subject to the conditions that no provision of any applicable law and no applicable order or injunction or other judgment will prohibit the delivery of the Top-Up Shares. The Top-Up Option will terminate concurrently with the consummation of the merger.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," Purchaser will be merged with and into Adolor, the separate corporate existence of Purchaser will thereupon cease and Adolor will be the surviving corporation in the merger. Each issued Share (other than any Shares owned by Adolor as treasury stock, Cubist, Purchaser, or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration.

        Vote Required to Approve Merger.    The DGCL requires, among other things, that Adolor's board of directors approve the Merger Agreement and, if the short-form merger procedure described below is not available, that the holders of a majority of Adolor's outstanding voting securities adopt the Merger Agreement. If stockholder adoption is required by the DGCL, Adolor will (subject to applicable legal requirements and requirements of its certificate of incorporation and bylaws) call and hold a meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement. If the Minimum Condition in the Offer is satisfied and we accept for payment Shares tendered pursuant to the Offer, we will have sufficient voting power to approve the Merger Agreement at a meeting of Adolor's stockholders without the affirmative vote of any other Adolor stockholder.

        "Short-Form" Merger Procedure.    The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary's stock entitled to vote to adopt a Merger Agreement, the parent company may merge that subsidiary with the parent company pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the outstanding Shares of Adolor. If we are able to consummate the merger pursuant to these provisions of the DGCL, the closing of the merger would take place as promptly as practicable after the closing of the Offer, without any notice to or approval of the other stockholders of Adolor.

        Conditions to the Merger.    The Merger Agreement provides that the obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

  (a)
  the adoption of the Merger Agreement by the requisite vote of the holders of the Shares, to the extent required pursuant to the certificate of incorporation and the DGCL;

  (b)
  no statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any governmental entity which prohibits the consummation of the merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the merger; and

  (c)
  the Shares validly tendered and not withdrawn pursuant to the Offer are accepted for payment pursuant to the Offer and the terms of the Merger Agreement, provided, however, that neither Cubist nor Purchaser shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser will have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination of the Merger Agreement.    The Merger Agreement may be terminated and the Offer and merger may be abandoned at any time prior to the time we first accept Shares in the Offer:

  a)
  by mutual written consent of Cubist and Adolor duly authorized by the board of directors of Cubist and the board of directors of Adolor;

  b)
  by either Cubist or Adolor: (i) if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, "Restraints") the consummation of the Offer or the merger; provided, however, that the party seeking to terminate this Agreement pursuant to this provision shall have used its reasonable best efforts to prevent the entry of and to remove such Restraints and complied with the provisions of the Merger Agreement requiring such party to use its reasonable best efforts, or (ii) if the Acceptance Time has not occurred by the date that is four (4) months after the Merger Agreement is signed (the "Outside Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the occurrence of a purchase of Shares by such date;

  c)
  by Cubist if, (i) there has been a breach by Adolor of, or inaccuracy in, any representation, warranty, covenant or agreement of Adolor set forth in the Merger Agreement which gives rise to the failure of Adolor's representations and warranties to be true to the extent required for the conditions to closing the Offer to be satisfied, and is not capable of being cured or (ii) due to an occurrence or circumstance that has resulted in a failure to satisfy any condition to closing the Offer, Purchaser shall have allowed the Offer to terminate, without having accepted any Shares for payment, unless such occurrence or circumstance shall have been caused by the failure of Cubist or Purchaser to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement;

  d)
  by Adolor if, prior to the purchase of Shares, there has been a breach by Cubist or Purchaser of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Cubist or Purchaser set forth in the Merger Agreement, which breach or inaccuracy is reasonably expected to prevent Cubist or Purchaser from performing in all material respects its obligations and covenants required to be performed by it under the Merger Agreement (and such breach or inaccuracy is not capable of being cured); provided, however, that Adolor shall not have the right to terminate pursuant to this clause if it is in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

  e)
  by Cubist, at any time prior to the Acceptance Time, if Adolor's board of directors shall have (A) effected an Adverse Recommendation Change (as defined below), (B) recommended to Adolor's stockholders an Acquisition Proposal (as defined below), or publicly announced its intention to enter into an Alternative Acquisition Agreement (as defined below), (C) failed to publicly reaffirm its recommendation of the Merger Agreement or the Offer within two (2) business days of Cubist's request, or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

  f)
  at any time prior to the Acceptance Time, by Adolor, if Adolor has received a Superior Proposal (as defined below), which, after giving effect to all of the adjustments that may be committed to by Cubist continues to constitute a Superior Proposal, provided Adolor shall not have knowingly materially violated or breached any of its non-solicitation obligations under the Merger Agreement in connection with the making of such Superior Proposal; or

  g)
  by Cubist, if upon a vote at a duly held meeting to obtain the Company Stockholder Approval (as defined in the Merger Agreement), such approval is not obtained, provided, however, that Cubist may not terminate the Merger Agreement under this provision if the Shares owned by Cubist or any of its subsidiaries shall not have been voted in favor of adopting the Merger Agreement.

        In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void and be of no further force or effect and there will be no liability on the part of us, Cubist or Adolor (or any of their respective directors, officers, employees, stockholders, agents, advisors or representatives), except for certain enumerated exceptions; provided, however, that such a termination will not relieve any party from liability for fraud or intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        Alternative Acquisition Proposals.    The Merger Agreement requires Adolor to cease and terminate all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities (other than us, Cubist or any subsidiaries or representatives of us or Cubist) with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions that constitutes, or would reasonably be expected to lead to:

  •
  any consolidation, business combination, merger or similar transaction involving Adolor or any subsidiary of Adolor;

  •
  any recapitalization, restructuring, liquidation or dissolution of Adolor or any subsidiary of Adolor;

  •
  any issuance by Adolor, individually or in the aggregate, of over fifteen percent (15%) of its equity securities; or

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Adolor or any subsidiaries of Adolor (including for this purpose the outstanding equity securities of a subsidiary of Adolor) for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of the Merger Agreement or fifteen percent (15%) of the consolidated total assets of Adolor and any subsidiaries of Adolor.

        Each of the above bullet points is referred to in the Merger Agreement and the Offer as an "Acquisition Proposal."

        Except as provided in the following two paragraphs, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, Adolor and its subsidiaries will not and will not authorize or permit its representatives to directly or indirectly:

  •
  initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal;

  •
  enter into any agreement with respect to an Acquisition Proposal; or

  •
  engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Cubist or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill agreement.

        Prior to the Acceptance Time, Adolor may negotiate and participate in discussions and negotiations with, or furnish non-public information concerning its business, properties or assets to such third party (but only after any such third party enters into a confidentiality agreement, on terms no less favorable to Adolor than, the confidentiality agreement Cubist has entered into with Adolor) if, and only if, such person has, not resulting from any knowing material violation of the non-solicitation provisions contained in the Merger Agreement, submitted a written proposal to Adolor relating to such Acquisition Proposal which the board of directors of Adolor determines in good faith, after consultation with its financial advisor, is or is reasonably be expected to lead to, a Superior Proposal.

        Adolor shall, within forty-eight (48) hours, notify Cubist in writing in the event Adolor receives (i) any Acquisition Proposal or indication by any person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to Adolor or any subsidiary of Adolor related to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Adolor will (a) provide Cubist, within such forty-eight (48) hour period, with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto, (b) keep the Cubist reasonably informed, no later than forty-eight (48) hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence, and draft documentation, (c) promptly, and without limiting the foregoing, (and in any event within forty-eight (48) hours) notify Cubist in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice, (d) not, and shall cause its subsidiaries not to, enter into any agreement with any third party subsequent to the date of the Merger Agreement that would restrict Adolor's ability to provide such information to Cubist, (e) not, and shall cause its subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its subsidiaries is or becomes a party, and (f) promptly provide to Cubist any non-public information concerning Adolor or its subsidiaries provided or made available pursuant to the foregoing which was not previously provided or made available to Cubist.

        A "Superior Proposal" is defined in the Merger Agreement to be an unsolicited written Acquisition Proposal, that Adolor's board of directors believes in good faith is bona fide, to acquire more than 50% of the equity securities or consolidated total assets of Adolor and Adolor's subsidiaries pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization, or a sale or license of its assets, (A) on terms which Adolor's board of directors determines in its good faith judgment to be more favorable to the holders of Shares than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all of the terms and conditions of such proposal and the Merger Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and the Merger Agreement, and (B) which Adolor's board of directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

        In the Merger Agreement, Adolor has agreed that neither Adolor's board of directors nor any committee thereof will, unless the Merger Agreement has been properly terminated (as described above under "Termination of the Merger Agreement"), (i) withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the approval or recommendation by Adolor's board of directors or any such committee of the Offer, the Merger Agreement, or the merger, (ii) approve or recommend or publicly propose to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an "Adverse Recommendation Change") or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement, or similar agreement (an "Alternative Acquisition Agreement"), providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to above, and entered into in the above described circumstances).

        Notwithstanding the restrictions described in this Section "—Alternative Acquisition Proposals," prior to the Acceptance Time, if (i) Adolor receives a written Acquisition Proposal from a third party that Adolor's board of directors believes in good faith is bona fide, (ii) a knowing material breach by Adolor of the non-solicitation restrictions described above has not resulted in the making of such Acquisition Proposal, and (iii) Adolor's board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of the Merger Agreement which may be committed to by Cubist, Adolor's board of directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of Adolor's board of directors to the stockholders of Adolor under applicable Law:

  a)
  effect an Adverse Recommendation Change; and/or

  b)
  terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

        However, Adolor may not terminate the Merger Agreement pursuant to the foregoing clause (b) unless in advance of or concurrently with such termination Adolor (1) pays the termination fee (described below) required by the Merger Agreement and (2) within two (2) business days following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal. In addition, Adolor's board of directors may not effect an Adverse Change of Recommendation pursuant to clause (a) or terminate the Merger Agreement pursuant to clause (b) unless:

  1)
  Adolor and its representatives shall not have materially breached the non-solicitation restrictions described above;

  2)
  Adolor shall have provided prior written notice to Cubist, at least four (4) business days in advance (the "Notice Period"), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal;

  3)
  prior to effecting such Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, Adolor shall, and shall cause its representatives to, during the Notice Period, negotiate with Cubist in good faith (to the extent Cubist desires to negotiate) to permit Cubist to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

  4)
  following any negotiation described in the immediately preceding clause (3), such Acquisition Proposal continues to constitute a Superior Proposal.

        In the event of any material revisions to the financial terms of the Superior Proposal after the start of the Notice Period, Adolor shall be required to deliver a new written notice to Cubist and to comply with the requirements of clauses (1) through (4) above with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Notwithstanding the foregoing, if fewer than four (4) business days remains before the then scheduled expiration date of the Offer, the Notice Period with respect to Adolor's board of directors effecting a change of its recommendation pursuant to the foregoing clause (a) shall not apply, provided, however, that, in such a circumstance, the Notice Period with respect to Adolor terminating the Merger Agreement pursuant to the foregoing clause (b) shall remain four (4) business days. Any Adverse Recommendation Change shall not change the approval of Adolor's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including each of the Offer and the merger, or to the Tender and Voting Agreements.

        Notwithstanding the foregoing, Adolor's board of directors may make an Adverse Recommendation Change in the absence of an Acquisition Proposal if Adolor's board of directors has concluded in good faith, after consultation with outside counsel, that an Adverse Recommendation Change is necessary to comply with its fiduciary duties, provided, however, that Adolor's board of directors shall not make an Adverse Recommendation Change unless Adolor has (1) provided Cubist at least four (4) business days' prior written notice (or such shorter period as remains prior to one day prior to the scheduled expiration of the Offer) advising Cubist that Adolor's board of directors intends to take such action and specifying the reasons in detail and (2) during such period, if requested by Cubist, engaged in good faith negotiations with Cubist to amend the Merger Agreement to eliminate the need for the Adverse Recommendation Change.

        Fees and Expenses; Termination Fee.    The Merger Agreement provides that, except as described below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger or any of the other transactions contemplated by the Merger Agreement is consummated.

        The Merger Agreement provides that Adolor will pay Cubist a termination fee of $10 million if the Merger Agreement is terminated (1) by Cubist pursuant to clause (e) under "Termination of the Merger Agreement" above, (2) by Adolor pursuant to clause (f) under "Termination of the Merger Agreement" above, (3) by (a) Cubist pursuant to clause (c)(ii) under "Termination of the Merger Agreement" above due to the failure to satisfy the Minimum Condition (as defined below) or (c)(i) due to a material breach of the non-solicitation provisions described above, or (b) Adolor pursuant to clause (b)(ii) under "Termination of the Merger Agreement" above, and in each case of this clause (3) at or prior to the time of termination an Acquisition Proposal has been made (and, with regard to clause 3(a) above, such Acquisition Proposal has been publically made), then Adolor shall pay Cubist the termination fee. The termination fee is payable within 2 business days of the termination by Cubist described in clause (1) above, concurrently with the termination by Adolor described in clause (2) above, and, with respect to clause (3) above, concurrently upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by an Acquisition Proposal), provided such signing (or, if earlier, such consummation) occurs within nine (9) months of the termination date. For the purposes of this paragraph only, all references to "15%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%."

        Conduct of Business.    The Merger Agreement provides that during the period from the date of the Merger Agreement until the earliest of (1) the termination of the Merger Agreement pursuant to its terms, (2) such time as designees of Cubist first constitute at least a majority of Adolor's board of directors, or (3) the Effective Time, Adolor and each of its subsidiaries shall, except as otherwise contemplated or expressly provided in the Merger Agreement, required by law or consented to in writing by Cubist carry on its business in the ordinary course, in substantially the same manner as previously conducted.

        Without limiting the generality of the foregoing except as otherwise contemplated or expressly permitted in the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earliest of (1) the termination of the Merger Agreement pursuant to its terms, (2) such time as designees of Cubist first constitute at least a majority of Adolor's board of directors, or (3) the Effective Time, Adolor and its subsidiaries shall carry on their businesses in the ordinary course, in substantially the same manner as before. Except as may be consented to by Cubist in writing (such consent not to be unreasonably withheld, conditioned or delayed), Adolor and its subsidiaries shall:

  (a)
  Use commercially reasonable efforts, consistent with past practice, to preserve intact and keep available the services of present employees, consultants, independent contractors and executive officers of Adolor and Adolor's subsidiaries; provided that Adolor shall not be obligated to increase compensation of an employee or take any action inconsistent with the covenants contained in the Merger Agreement;

  (b)
  Use commercially reasonable efforts, consistent with past practice, to keep in effect casualty, product liability, workers' compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of the Merger Agreement;

  (c)
  Use commercially reasonable efforts to preserve the business of Adolor, to develop, commercialize and pursue regulatory approvals for Adolor's product candidates and products and to advertise, promote and market the products of Adolor and its subsidiaries, and use commercially reasonable efforts to keep Adolor's properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Adolor's business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of certain contracts;

  (d)
  Use reasonable best efforts to enter into certain specified contracts and arrangements prior to the Effective Time;

  (e)
  Use commercially reasonable best efforts to preserve and protect the certain intellectual property rights;

  (f)
  (1) Notify and consult with Cubist promptly (x) after receipt of any communication from any governmental entity or inspections of any manufacturing or clinical trial site and before giving any submission to a governmental entity, and (y) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs and (2) invite Cubist to attend all significant meetings with the FDA;

        In addition, during the same period, Adolor has agreed that it shall not and shall cause its subsidiaries not to engage in any of the following except where such prohibition would violate applicable law:

  (a)
  Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its proprietary rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding, in the aggregate, $125,000;

  (b)
  Incur any indebtedness for borrowed money in excess of $125,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment, except for contracts or commitments that can be terminated or rescinded by Adolor within six (6) months of entering into such contract or commitment without Adolor incurring penalties in excess of $25,000, involving aggregate potential payments to or by Adolor or any of its subsidiaries, in an amount in excess of $125,000;

  (c)
  (1) increase the compensation payable to or that may become payable to any officer, director, employee, agent or consultant, or (2) enter into any employment, severance, retention, bonus, tax gross-up or other agreement or arrangement with any officer, director, employee, agent or consultant of Adolor or any subsidiary of Adolor (other than, in the case of a departed employee (other than an officer or director), to fill a vacancy on an employment at will basis and without any material increase in pay), or adopt, or increase the benefits (including fringe benefits) under, any Plan (as defined in the Merger Agreement) or otherwise, except (x) in each case, as required by law or by the terms of certain existing Plans and (y) for actions described in subclause (1) with respect to employees with an annual base salary less than $150,000, or for any such actions with respect to agents or consultants, in each case who are not officers or directors, provided that such actions are taken in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, except for the advancement of business expenses in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to any Plan or otherwise;

  (d)
  Establish, adopt, amend, enter into, or terminate any Plan, any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of the Merger Agreement or enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except as required by law, by the terms of any Plan or pursuant to certain existing agreements;

  (e)
  Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock; provided, however, the foregoing limitations shall not apply in connection with the accelerated vesting conversion or exercise of convertible securities outstanding on the date of the Merger Agreement, including, without limitation, the accelerated vesting and issuance of shares upon the exercise of Company Options, the accelerated vesting of Company Restricted Shares or the settlement of DSUs;

  (f)
  Cause, permit or propose any amendments to the certificate of incorporation or bylaws of Adolor or any of its subsidiaries or elect or appoint any new directors or officers;

  (g)
  Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

  (h)
  Authorize any single capital expenditure in excess of $75,000 or capital expenditures which in the aggregate exceed $125,000;

  (i)
  Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

  (j)
  Change or amend any material tax election or settle or compromise any material federal, state, local or non-U.S. tax liability, change its annual tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any material tax, file any amended material tax return, file any material tax return in a manner inconsistent with past practice, surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

  (k)
  Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the business of Adolor or any of its subsidiaries, (B) would involve restrictions on the business activities of Adolor or any of its subsidiaries, or (C) would involve the issuance of Adolor securities;

  (l)
  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Adolor or any of its subsidiaries (other than the Offer and merger); amend, alter, or terminate Adolor's rights agreement, except as contemplated by section 3.20(e) of the Merger Agreement; or take any action to render inapplicable, or to exempt any person from the provisions of the DGCL or any other law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated by the Merger Agreement;

  (m)
  Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

  (n)
  Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of Adolor or customary advances to employees for travel and business expenses in the ordinary course of business);

  (o)
  Effectuate a "plant closing" or "mass layoff," as those terms are defined in the any applicable Layoff Law (as defined in the Merger Agreement);

  (p)
  Except as contemplated in the Merger Agreement, enter into or modify, or permit a subsidiary to enter into or modify, any material license, development, research, or collaboration agreement, lease or other contract with any other person;

  (q)
  Modify, amend or terminate, or waive, release or assign in a manner adverse to Adolor any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which Adolor is a party; and

  (r)
  Authorize or commit or agree, in writing or otherwise, to take, any of the foregoing actions.

        In addition to the above, Adolor shall promptly advise Cubist orally and in writing of any change, event, circumstance, effect or development that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below).

        Board of Directors.    The Merger Agreement provides that, promptly upon the first acceptance for payment pursuant to the Offer of Shares that represents not less than a majority of the issued and outstanding Shares, and the transfer of funds to a paying agent to cover the Closing Amount with respect to such Shares, Cubist shall be entitled to designate such number of directors on Adolor's board of directors as will give Cubist, subject to compliance with Section 14(f) of the Exchange Act, representation on Adolor's board of directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on Adolor's board of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) such number of Shares so accepted for payment by Purchaser and with respect to which funds were transferred to a paying agent to cover the Closing Amount, plus the number of Shares otherwise owned by Cubist, Purchaser, or any other subsidiary of Cubist bears to (II) the number of such Shares outstanding, and Adolor shall, at such time, cause Cubist's designees to be so elected; provided, however, that in the event that Cubist's designees are appointed or elected to Adolor's board of directors, until the Effective Time, Adolor's board of directors shall have at least three (3) directors who are directors on the date of the Merger Agreement and who are not officers of Adolor and are independent directors for purpose of Nasdaq listing requirements. At such time, Adolor shall, upon Cubist's request, also cause persons elected or designated by Cubist to constitute the same percentage (rounded up to the next whole number) as is on Adolor's board of directors of (i) each committee of Adolor's board of directors, (ii) each board of directors (or similar body) of each of Adolor's subsidiaries, and (iii) each committee (or similar body) of each such board, in each case only to the extent required by applicable law or the rules of any stock exchange on which the Shares are listed. The affirmative vote of a majority of the independent directors (or if only one (1) exists, then the vote of such independent director) shall be required to (i) amend or terminate the Merger Agreement by Adolor, (ii) exercise or waive any of Adolor's rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Cubist or Purchaser, (iii) amend the certificate of incorporation or bylaws of Adolor, or (iv) take any other action of Adolor's board of directors under or in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that if there shall be no independent directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Adolor board of directors.

        Stock Options, Restricted Stock and DSUs.    At the Acceptance Time, each stock option (each a "Company Option") that was granted under Adolor's Amended and Restated 1994 Equity Compensation Plan or its 2011 Stock-Based Incentive Compensation Plan (the "Company Stock Plans") and that is outstanding immediately prior to the Acceptance Time shall vest in full to the extent not already vested. Adolor shall provide to each holder of a Company Option, prior to the Effective Time, written notice and an opportunity to exercise such Company Option prior to the Effective Time. Between the Acceptance Time and the Effective Time, Company Options that have an exercise price of less than $4.25 per Share may be exercised, with such exercise effective immediately prior to the Effective Time, by assignment to the Surviving Corporation of a sufficient portion of the Closing Amount payable in the merger with respect to the Shares subject to such Company Options, provided that the holder of such Company Options irrevocably undertakes to exchange such Shares pursuant to the Merger Agreement and instructs the paying agent to deduct the applicable portion of the Closing Amount that would otherwise be payable with respect to such Shares. The Merger Agreement provides that any Company Option which is outstanding at the Effective Time with a per-Share exercise price less than the last reported sale price of a Share on Nasdaq on the last trading day prior to the Acceptance Time will be cancelled in exchange for an amount of cash in respect thereof equal to the product of (x) the excess, if any, of the last reported sale price on Nasdaq on the last trading day prior to the Acceptance Time over the per Share exercise price of such Company Option and (y) the number of Shares subject thereto. At the Effective Time, all unexercised "out-of-the-money" options (options with a per-Share exercise price at or above the last reported sale price on Nasdaq on the last trading day prior to the Acceptance Time) will be cancelled without further obligation. As of the Effective Time, no Person shall retain any rights with respect to any previously outstanding Company Options except for the rights of a holder to receive any payment expressly contemplated by this paragraph. Any payments described in this paragraph shall be subject to applicable tax and other withholding requirements pursuant to the Merger Agreement.

        The Merger Agreement also provides that (i) each share of company restricted stock granted under any Company Stock Plan (each, a "Company Restricted Share" and, alternatively, the "Company Restricted Stock") that is unvested and outstanding immediately prior to the Acceptance Time shall vest and, after satisfaction of all applicable tax and other withholding requirements pursuant to section 2.6 of the Merger Agreement, be converted into the right to receive, as promptly as practicable following the Effective Time, the Merger Consideration, and (ii) each performance-based deferred stock unit and time-based deferred stock unit (collectively, the "DSUs") that was granted by Adolor under a Company Stock Plan that is unvested and outstanding immediately prior to the Acceptance Time shall vest and shall be settled by Adolor through the issuance to each holder of such DSU one Share, less such number of Shares as shall be withheld pursuant to section 2.6 of the Merger Agreement to satisfy applicable tax and other withholding requirements, with such remaining Shares to be converted into the right to receive, as promptly as practicable following the Effective Time, the Merger Consideration. Any amounts to be paid shall be in lieu of any amounts otherwise payable pursuant to the Merger Agreement.

        As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Adolor or any subsidiary of Adolor shall be cancelled. Adolor shall take, or cause to be taken, all actions necessary to effectuate the provisions of section 2.4 of the Merger Agreement, including, but not limited to, sending out the requisite notices, obtaining any necessary resolutions of the board of directors or a committee thereof, and obtaining all consents necessary to cash out and cancel all Company Options, Company Restricted Stock, and DSUs, so as to ensure that, after the Effective Time, no person shall have any rights under the Company Stock Plans except for the right to receive the payments, if any, as contemplated by section 2.4(a), 2.4(b) or 2.4(c) of the Merger Agreement.

        Indemnification and Insurance.    Under the Merger Agreement, Cubist has agreed to, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of Adolor (the "Indemnified Parties" and, each, an "Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the fullest extent that the Surviving Corporation is permitted by law.

        Cubist has also agreed to cause to be maintained in effect for not less than 6 years from the Effective Time Adolor's policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Adolor and its subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (the "Maximum Premium"). Under the Merger Agreement, Adolor may, prior to the Effective Time, purchase a so-called "Reporting Tail Endorsement" with an annual premium not in excess of the Maximum Premium, in which case, provided that Cubist causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than 6 years from the Effective Time, Cubist is relieved from its indemnification obligations described above. After the Effective Time, Cubist guarantees the full performance of the Surviving Corporation of its covenants and obligations described under this Section 12 "Purpose of the Offer; the Merger Agreement; Plans for Adolor; the Contingent Payment Rights Agreement and CPRs; Confidentiality Agreement; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions—Indemnification and Insurance."

        Representations and Warranties.    The Merger Agreement contains various representations and warranties made by Adolor to Cubist and Purchaser, including representations relating to due organization, capitalization, due authorization, good standing and corporate power, required consents and approvals, SEC filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of adverse changes, material contracts, employee benefit plans, litigation, compliance with laws, intellectual property, taxes, tangible assets, environmental issues, labor matters, brokers or finders, regulatory compliance, stockholder vote required, board recommendation, insurance, disclosure documents, and an opinion of financial advisor. These representations and warranties were made to and solely for the benefit of Cubist and Purchaser as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that Adolor delivered in connection with signing the Merger Agreement and by certain portions of the SEC filings filed by Adolor prior to the date of the Merger Agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

        Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Adolor's public disclosures. Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a "Company Material Adverse Effect."

        For purposes of the Merger Agreement and the Offer, a "Company Material Adverse Effect" means matters that, individually or in the aggregate, have a material adverse effect on the assets, properties, business, capitalization, results of operations, or financial condition of Adolor and Adolor's subsidiaries, taken as a whole, or the ability of Adolor to consummate the transactions contemplated by the Merger Agreement; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect or shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would occur: any adverse effect arising out of, resulting from or attributable to (i) (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any other country or jurisdiction in which Adolor operates, (C) changes that are the result of factors generally affecting any of the industries in which Adolor operates or in which products or services of the Business are used or distributed, (D) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (E) any changes or prospective changes in applicable law or United States generally accepted accounting principles or interpretation thereof, (ii) the announcement of the transactions contemplated by the Merger Agreement, (iii) any failure by Adolor to achieve any earnings or other financial projections or forecasts (including securities analysts published projections), (iv) any change in the trading price or trading volume of the Shares, (v) actions taken with Cubist's written consent or at Cubist's written request, and (vi) the termination for cause or voluntary resignations, retirements or death or disability of any employees of Adolor or any subsidiary of Adolor, except in the case of the foregoing clause (i) to the extent such effect or change is materially disproportionately adverse with respect to Adolor as compared to other persons engaged in the industries of Adolor.

        Employee Benefits.    Each employee of Adolor as of the Acceptance Time (i) who is a participant in the Adolor's performance-based Incentive Compensation Plan (the "Incentive Compensation Plan") shall be entitled to receive from Adolor, the Surviving Corporation or Cubist, as the case may be, the amount of any bonus payable to such employee under the Incentive Compensation Plan for calendar year 2011, calculated assuming target achievement by Adolor and such employee of all applicable performance goals, if any, and (ii) who is a participant in Adolor's Account Manager, Regional Sales Director and National Sales Director Field Sales Incentive Compensation Plan for Trimester 3 (September—December 2011) (the "Sales Incentive Compensation Plan") shall be entitled to receive from Adolor, the Surviving Corporation or Cubist, as the case may be, the greater of (y) the amount of any bonus payable to such employee under the Sales Incentive Compensation Plan for such trimester, calculated assuming target achievement by Adolor and such employee of all applicable performance goals, if any, and (z) the actual amount of goal attainment for such employee under such plan. The amount of bonus payable under the Merger Agreement shall be paid at the earlier of (i) such time as such bonus otherwise would have been paid to such employee by Adolor consistent with past practice and (ii) such time as the employee is terminated by the Surviving Corporation or Cubist. In addition, each such employee shall have an aggregate bonus opportunity for calendar year 2012 no less favorable than the percentage bonus opportunity available to such employee in 2011.

        At least until the first anniversary of the Effective Time, each employee of Adolor who continues to be employed by the Surviving Corporation during such period (a "Continuing Employee") shall be provided a base salary at a rate no less than the rate of the annual base salary provided to such Continuing Employee on the date of the Merger Agreement and employee benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated Cubist employees based on levels of responsibility.

        Each Continuing Employee who participates in (or is otherwise eligible for) any such Adolor plan immediately prior to the Acceptance Time will receive service credit for all periods of employment with Adolor or Adolor's subsidiaries, as applicable, prior to the Effective Time for purposes of vesting, eligibility and (only for purposes of determining the amount of vacation and severance) benefit levels under any Cubist employee plan in which such employee participates after the Effective Time, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Adolor compensation plan in effect on the date of the Merger Agreement. If on or after the Effective Time, any Continuing Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a "Successor Plan"), other than the plan in which he or she participated immediately prior to the Effective Time (a "Prior Plan"), Cubist shall use its commercially reasonable efforts to ensure that (i) such Continuing Employee shall not be subject to any restrictions or limitations with respect to pre-existing condition exclusions, waiting periods and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan) and (ii) such Continuing Employee shall be permitted to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable plan year in which such employee or covered dependent was covered under a corresponding Prior Plan.

        Cubist shall or shall cause the Surviving Corporation to provide severance benefits ("Severance") to each Continuing Employee whose employment is terminated by the Surviving Corporation without cause or by reason of a reduction in the workforce or job elimination, in each case at any time prior to the first anniversary of the Effective Time, other than an employee who is eligible for participation in Adolor's Executive Severance Pay Program, or who has a binding contractual right to Severance pursuant to any agreement with Adolor, (each a "Terminated Employee"), subject to the Terminated Employee's providing a timely and effective release of claims in favor of Adolor, the Surviving Corporation and Cubist (the "Employee Release"). Severance shall be paid to such Terminated Employee in an amount equal to twelve weeks base pay plus an additional week of base pay for each year of continuing service by such Terminated Employee to Adolor, the Surviving Corporation, Cubist and its affiliates. A Terminated Employee's years of continuing service will be rounded up to the nearest whole year in calculating the number of additional weeks of base pay that are added to the twelve weeks of base pay. Severance shall be paid to each Terminated Employee in the form of a lump sum cash payment, as soon as reasonably practicable (taking into account the requirement of a release) following the Terminated Employee's date of termination. For purposes of the Merger Agreement, "base pay" shall mean the weekly base salary of the Terminated Employee on the date of his or her termination of employment. No such Severance payments shall be made if the Terminated Employee is terminated for cause. "Cause" shall mean (i) fraud, misappropriation or embezzlement against the Surviving Corporation, Cubist or its affiliates, (ii) falsification of records or similar acts, (iii) gross neglect of or willful failure to perform substantial job duties, (iv) commission of a felony or other crime involving dishonesty, violence or moral turpitude, or (v) insubordination, defined as the refusal by an employee to follow management's rational and lawful instructions regarding a job-related matter.

        If a Terminated Employee elects COBRA continuation coverage, then for a period of three months beginning on the first day of the month immediately following the month of the Terminated Employee's date of termination or until the Terminated Employee's eligibility for such coverage ceases, if earlier, Cubist shall or shall cause the Surviving Corporation to (i) pay the full cost of such coverage or (ii) if Cubist determines that payment of such cost could result in any penalty or tax to Cubist or the Surviving Corporation, pay additional Severance to the Terminated Employee in an amount equal to such cost. In addition, Cubist shall or shall cause the Surviving Corporation to provide outplacement services to each Terminated Employee for a period of six months and for each employee who is eligible for participation in Adolor's Executive Severance Pay Program and for each executive officer for a period of twelve months. All payments to or on behalf of a Terminated Employee under the Merger Agreement shall be conditioned on the employee providing an Employee Release.

        Nothing contained in the Merger Agreement, whether express or implied, can be construed or applied so as to require Cubist or any of its subsidiaries to continue any plan or to continue the employment of any person. No provision of the Merger Agreement can be construed to create any right to any compensation or benefits on the part of any Continuing Employee or future, present or former employee of Cubist, the Surviving Corporation or their respective subsidiaries or be deemed to make any employee of the parties or their respective subsidiaries a third party beneficiary of the

Merger Agreement. No provision of the Merger Agreement is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise or shall be construed so as to result in a duplication of benefits or payments.

        Amendments and Modifications.    The Merger Agreement may, subject to applicable law, be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Adolor contemplated by the Merger Agreement, by written agreement of the parties to the Merger Agreement, by action taken by their respective boards of directors; provided that after the latest to occur of (1) the Acceptance Time, (2) the closing of the purchase of the Top-Up Shares or the failure by Purchaser to exercise the Top-Up Option during the exercise period for such Top-Up Options and (3) if a subsequent offering period is commenced by Purchaser, the expiration of such subsequent offering period, no amendment, modification or supplement can be made which decreases the Offer Price or adversely affects the rights of Adolor's stockholders under the Merger Agreement without obtaining the approval of such stockholders.

Contingent Payment Rights Agreement and CPRs.

        Cubist has agreed, at or prior to the Acceptance Time, to enter into the contingent payment rights agreement with Broadridge Corporate Issuer Solutions, Inc., as Rights Agent. The following description assumes that the contingent payment rights agreement will be duly executed by Cubist and the Rights Agent. The contingent payment rights agreement sets forth the circumstances under which Cubist will be obligated to deposit with the Rights Agent the contingent cash payments for distribution to the holders of CPRs and the procedures for making such distributions.

        Contingent Payment Milestones.    At, or prior to, the Acceptance Time, Cubist and a rights agent designated by Cubist will enter into a contingent payment rights agreement governing the terms of the CPRs. The holders of CPRs will have the contractual right to receive up to $4.50 per CPR upon the achievement of specified milestones as summarized below:

Food and Drug Administration ("FDA") Approval Milestones:
FDA Approval Milestone	Each CPR holder would be entitled to receive $1.25 per CPR if, on or before July 1, 2019, ADL5945 receives final FDA approval for the treatment of opioid induced constipation ("OIC").
FDA Preferred Product Label Approval Milestone
Each CPR holder would be entitled to receive an additional $1.75 per CPR (the "Additional FDA Payment") if, on or before July 1, 2019, ADL5945 is either (1) the first drug approved by the FDA as an oral monotherapy treatment for OIC (the "Indication") without a maximum day limitation or (2) the FDA Approval does not require either (a) the inclusion of a "boxed warning" in the product labeling or (b) implementation of a risk evaluation and mitigation strategy ("REMS"), other than a "boxed warning" or REMS, as applicable, that does not competitively disadvantage the Product relative to other products approved by the FDA for the Indication that do not contain a maximum day limitation.

European Medicines Agency ("EMA") Approval Milestones:
EMA Approval Milestone	Each CPR holder would be entitled to receive $0.50 per CPR if ADL5945 receives EMA approval for the treatment of OIC by July 1, 2019.
EMA Preferred Product Label Approval Milestone
Each CPR holder would be entitled to receive an additional $1.00 per CPR (the "Additional EMA Payment") if, on or before July 1, 2019, ADL5945 is either (i) the first drug approved by the EMA for the Indication without a maximum day limitation or (ii) EMA Approval does not require either (a) the inclusion of a "black symbol", or (b) implementation of a REMS, other than a "black symbol" or REMS, as applicable, that does not competitively disadvantage the Product relative to other products approved by the EMA for the Indication that do not contain a maximum day limitation.

Product Sales Milestones
Product Sales Milestone #1
If, as of July 1, 2019, neither the Additional FDA Payment nor the Additional EMA Payment has been earned, each CPR holder would be entitled to receive $1.50 per CPR upon the Product reaching cumulative worldwide net sales of $400 million prior to the earlier of (1) July 1, 2024, and (2) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the first date on which there have been, on that date or any earlier date, commercial sales of the Product in at least three of the following five major European markets: the United Kingdom, France, Germany, Spain and Italy (collectively, the "Major Markets") (the "$400 Million Sales Target").
Product Sales Milestone #2
If, as of July 1, 2019, neither the Additional FDA Payment, nor the Additional EMA Payment has been earned, each CPR holder would be entitled to receive $1.25 per CPR upon the Product reaching cumulative worldwide Net Sales of $800 million prior to the earlier of (1) July 1, 2024, and (2) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the first date on which there have been, on that date or any earlier date, commercial sales of the Product in at least three of the Major Markets (the "$800 Million Sales Target").

Product Sales Milestone #3	If, as of July 1, 2019, the Additional EMA Payment has been earned, but the Additional FDA Payment has not been earned, and the $400 Million Sales Target is reached each CPR holder would be entitled to receive $0.50 per CPR.
Product Sales Milestone #4
If, as of July 1, 2019, the Additional EMA Payment has been earned, but the Additional FDA Payment has not been earned, and the $800 Million Sales Target is reached, each CPR holder would be entitled to receive $1.25 per CPR.
Product Sales Milestone #5
If, as of July 1, 2019, the Additional FDA Payment has been earned, but the Additional EMA Payment has not been earned, and the $800 Million Sales Target is reached, each CPR holder would be entitled to receive $1.00 per CPR.

        Cubist has agreed to use certain diligent efforts to achieve each milestone, which efforts generally require Cubist, in carrying out its obligations, to use those efforts and those resources normally used by persons in the pharmaceutical business similar in size and resources to Cubist relating to seeking regulatory approval for a product candidate or commercialization of an approved product that is of similar market potential at a similar stage in its development or product life.

        In general, for purposes of the contingent payment rights agreement, "net sales" will be determined as the gross amount invoiced by or on behalf of Cubist for ADL5945, less certain permitted deductions including, without limitation, normal and customary trade and quality discounts, returns, rebates, tariffs, reserves for uncollectibles, discounts, shipping and handling expenses and required distribution commissions and fees.

        Payments with Respect to CPRs.    If an approval or sales milestone described above is not achieved, no payment will become payable to the holders of CPRs with respect to that milestone. It is possible that none of the regulatory approval milestones described above will be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer. It is not possible to predict whether or how many payments will become payable with respect to the CPRs or, if one or more contingent cash payments become payable, the exact timing of those contingent cash payments.

        Cubist is required to deliver a notice to the Rights Agent within five (5) business days following the achievement or expiration of a milestone that sets forth which, if any, milestones were achieved. The contingent payment rights agreement requires Cubist to promptly deposit with the Rights Agent for payment to the holders of CPRs the applicable contingent cash payment amount owed, if any. The Rights Agent will pay the applicable contingent cash payment amount, if any, and send a copy of the applicable notice to each holder of a CPR within 10 business days of receipt of Cubist's notice relating to such milestone. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CPRs.

        Audit Rights.    CPR holders representing 35% of the outstanding CPRs have the right to request, at Cubist's expense, that an independent auditor verify the accuracy of any net sales statement relating to the sales milestones described above within one year of the delivery of any sales milestone notices. If an independent auditor finds that any payment should have been paid but was not paid, Cubist would be required to pay the amount owed within 10 days of the receipt of the independent auditor's report.

        Restrictions on Transfer.    The CPRs will not be transferable except:

  (a)
  on death by will or intestacy;

  (b)
  pursuant to a court order;

  (c)
  by operation of law; and

  (d)
  in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by the Book-Entry Transfer Facility.

        The Rights Agent will keep a register for the purpose of registering the CPRs and any permitted transfers of the CPRs in accordance with the contingent payment rights agreement. In addition to the terms and conditions described above, the CPRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Cubist, Adolor or us.

        Amendments to the Contingent Payment Rights Agreement.    Without the consent of any CPR holders or the Rights Agent, Cubist, may enter into one or more amendments to the contingent payment rights agreement to evidence the succession of another person to Cubist and the assumption by any such successor of the covenants of Cubist in the contingent payment rights agreement.

        Without the consent of any CPR holders, Cubist and the Rights Agent may enter into one or more amendments, for any of the following purposes:

  (a)
  to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent in the contingent payment rights agreement;

  (b)
  to add to the covenants of Cubist such further covenants, restrictions, conditions or provisions as Cubist and the Rights Agent will consider to be for the protection of the CPR holders; provided that, in each case, such provisions do not adversely affect the interests of the CPR holders;

  (c)
  to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the contingent payment rights agreement; provided that, in each case, such provisions do not adversely affect the interests of the CPR holders;

  (d)
  as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; or

  (e)
  any other amendments hereto for the purpose of adding, eliminating or changing any provisions of the contingent payment rights agreement, unless such addition, elimination or change is adverse to the interests of the CPR holders.

        Without the consent of the holders of at least a majority of the outstanding CPRs, Cubist and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of the contingent payment rights agreement, even if such addition, elimination or change is materially adverse to the interest of the holders; provided, however, that no such amendment shall, without the consent of the holders of eighty (80%) percent of the outstanding CPRs:

  (a)
  modify in a manner adverse to the holders (A) any provision contained therein with respect to the termination of the contingent payment rights agreement or the CPRs, (B) the time for, and amount of, any payment to be made to the holders pursuant to the contingent payment rights agreement, or (C) the milestones,

  (b)
  reduce the number of CPRs, or

  (c)
  modify any of the amendment provisions of the contingent payment rights agreement which require consent of the holders of CPRs, except to increase the percentage of holders from whom consent is required or to provide that certain provisions of the contingent payment rights agreement cannot be modified or waived without the consent of the holder of each outstanding CPR affected thereby.

        Dispute Resolution.    Any disputes arising under the contingent payment rights agreement shall be subject to arbitration. In any such dispute, actions on behalf of the CPR holders, including initiation of arbitration, must be approved by holder of at least 35% of the outstanding CPRs.

        Termination of the Contingent Payment Rights Agreement.    The contingent payment rights agreement will terminate and no payments will be required to be made upon the earlier of (1) the payment of all potential contingent cash payment amounts required to be paid under the contingent payment rights agreement and (2) July 1, 2025.

        The above summary of the material provisions of the contingent payment rights agreement does not purport to be complete and is qualified in its entirety by reference to the contingent payment rights agreement, a form of which is attached hereto as Annex III to this Offer to Purchase. Copies of the form of contingent payment rights agreement and Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the merger, may be obtained in the manner set forth in Section 8 "Information Concerning Adolor" and Section 9 "Information Concerning Cubist and Purchaser." For a complete understanding of the contingent payment rights agreement, you are encouraged to read the full text of the contingent payment rights agreement.

Tender and Voting Agreement

        In connection with the Merger Agreement, Cubist and Purchaser have entered into Tender and Voting Agreements with each of the executive officers and directors of Adolor, pursuant to which each executive officer and director has agreed to tender into the Offer the Shares held by him; provided, however, that no executive officer or director shall be required to tender any Shares if that tender would cause him to incur liability under Section 16(b) of the Exchange Act. Collectively, the executive officers and directors of Adolor have agreed to tender into the Offer 1,290,242 Shares held by them, subject to the foregoing limitation. The following summary of certain provisions of the Tender and Voting Agreements is qualified in its entirety by reference to the form of Tender and Voting Agreement itself, which is incorporated herein by reference. The Tender and Voting Agreement has been filed as an exhibit to the Tender Offer Statement on the Schedule TO.

        Interested parties should read the Tender and Voting Agreement in its entirety for a more complete description of the provisions summarized below.

        Pursuant to the Tender and Voting Agreements, each executive officer and director has irrevocably appointed Cubist as his proxy to vote the Shares to which each executive officer and director has voting power and is held in his name, place and stead, at any annual, special or other meeting or action of the shareholders of Adolor, as applicable, or at any adjournment thereof, whether before or after the Acceptance Time, solely for the adoption of the Merger Agreement and the approval of the merger.

        Each executive officer and director has granted Cubist an irrevocable option (the "Purchase Option") to purchase all right, title and interest in and to the Shares held by such executive officer or director with a price per Share equal to the Offer Price. Cubist may exercise the Purchase Option in whole, but not in part, if, but only if, (a) Purchaser has acquired Shares pursuant to the Offer and (b) such executive officer or director has failed to tender into the Offer in breach of his Tender and Voting Agreement. Cubist may exercise the Purchase Option at any time within the 60 days following the date when such Purchase Option becomes exercisable.

        During the term of his Tender and Voting Agreement, except as otherwise provided therein, each executive officer and director agrees not to:

  •
  directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Shares held by him, or agree to do any of the foregoing; or

  •
  take any action which would have the effect of preventing or disabling him from performing his obligations under the Tender and Voting Agreement.

        The Tender and Voting Agreement, and all rights and obligations of us, Cubist and the Stockholders will terminate on the earlier of: (i) Effective Time, (ii) the Outside Date, (iii) the date of any modification or amendment to the Merger Agreement or waiver of an Adolor right under the Merger Agreement, and (iv) the termination of the Merger Agreement.

Confidentiality Agreement

        Cubist and Adolor entered into a letter agreement on July 26, 2011. Pursuant to the confidentiality letter agreement, the parties agreed, subject to certain exceptions, to keep confidential certain non-public information provided by Adolor for the purposes of evaluating a possible transaction between Cubist and Adolor. Cubist further agreed, under the terms of a standstill provision, to refrain from buying Shares of Adolor.

Plans for Adolor

        After we purchase the Shares pursuant to the Offer, Cubist may appoint its representatives to Adolor's board of directors in proportion to its ownership of the outstanding Shares, as described above under "Board of Directors." Following completion of the Offer and the merger, Cubist intends to operate Adolor as a direct subsidiary of Cubist under the direction of Cubist's management.

        Cubist intends to continue to review Adolor's business, operations, capitalization and management. Accordingly, Cubist reserves the right to change its plans and intentions at any time, as it deems appropriate.

Extraordinary Corporate Transactions

        Except as indicated in this Offer to Purchase, Cubist has no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Adolor or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Adolor or any of its subsidiaries, (3) any material change in the present dividend rate policy, or indebtedness or capitalization of Adolor, (4) any change to Adolor's present management, (5) any other material changes in Adolor's corporate structure or business, (6) any class of equity securities of Adolor being de-listed from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association or (7) any class of equity securities of Adolor becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Appraisal Rights

        Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (the "Appraisal Provisions") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares. If a stockholder and the Surviving Corporation in the merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of such Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the merger or the market value of such Shares. The value so determined could be more or less than the price per Share to be paid in the merger.

        The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Section 262 of the DGCL is set forth as Annex II hereto. Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

Going-Private Transactions

        Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. We and Cubist do not believe that Rule 13e-3 will be applicable to the merger because it is anticipated that the merger will be consummated within one year after the completion of the Offer and in the merger, stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the merger and the consideration offered to minority stockholders in the merger be filed with the SEC and disclosed to stockholders prior to the consummation of the merger.

13.  Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement, until the earliest of (1) the termination of the Merger Agreement, (2) such time as designees of Cubist first constitute at least a majority of Adolor's board of directors or (3) the Effective Time, without the prior written consent of Cubist, or as otherwise permitted under the Merger Agreement, Adolor may not declare, set aside for payment or pay any dividend or other distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, except for dividends or distributions or payments made in connection with the accelerated vesting, conversion or exercise of convertible securities outstanding on the date of the Merger Agreement.

14.  Conditions of the Offer

        The Merger Agreement provides that we will not be required to, and Cubist will not be required to cause us to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the number of Shares validly tendered (excluding Shares tendered pursuant to unfulfilled guaranteed delivery procedures), and not validly withdrawn, does not equal at least the number of Shares necessary to satisfy the Minimum Condition; (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the merger under the Hart-Scott-Rodino Act and any provisions under applicable comparable laws of foreign jurisdictions shall not have expired, or been terminated or obtained, as applicable; or (iii) any of the following events shall occur and be continuing:

  a)
  there shall be pending any suit, action or proceeding by any governmental entity (i) seeking to prohibit or impose any material limitations on Cubist's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any material portion of their or Adolor's or any of Adolor's subsidiaries' businesses or assets, taken as a whole, or to compel Cubist or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Adolor or Cubist or their respective subsidiaries, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the merger, (iv) seeking to impose material limitations on the ability of Purchaser or Cubist effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Adolor's stockholders, or (v) seeking to require divestiture by Cubist or any of its subsidiaries or affiliates of the Shares;

  b)
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable in the good faith judgment of Cubist based on advice of counsel, by or on behalf of a government entity, to the Offer, the merger or any other transaction contemplated hereby, or any other action shall be taken by any governmental entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

  c)
  (1) the representations and warranties of Adolor contained in the Merger Agreement, other than those relating to authority to execute and perform the Merger Agreement, capitalization, absence of adverse changes, contracts and other agreements and absence of breaches shall not be true and correct, without giving effect to the words "materially" or "material" or to any qualification based on the defined term "Company Material Adverse Effect," except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect; (2) certain of the representations and warranties of Adolor contained in the Merger Agreement relating to the absence of breaches and board approvals, anti-takeover, and required votes shall not be true and correct in all material respects; (3) certain of the representations and warranties of Adolor contained in the Merger Agreement, relating to capitalization shall not be true and correct; provided, however, that any deviation therein of not more than 25,000 Shares in the aggregate shall not be deemed to make such representations and warranties untrue or incorrect, (4) certain of the representations and warranties of Adolor contained in the Merger Agreement relating to contracts and other agreements and the absence of breaches shall not be true and correct except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a material adverse effect on the assets, properties, business, capitalization, results of operations, or financial condition of Cubist and its subsidiaries, taken as a whole, or (5) certain of the representations and warranties of Adolor contained in the Merger Agreement relating to the absence of adverse changes shall not be true and correct; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (1) - (5) as applicable) only as of such date or period;

  d)
  Adolor shall have breached or failed, in any material respect, to perform or to comply with any agreement, obligation or covenant to be performed or complied with by it under the terms of the Merger Agreement and such failure to perform or to comply shall not have been cured;

  e)
  since the date of the Merger Agreement, there shall have occurred any events, changes, circumstances, events or developments which have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

  f)
  Cubist and Purchaser shall have failed to receive a certificate executed by Adolor's chief executive officer or president on behalf of Adolor, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d), and (e) of this Section 14 "Conditions of the Offer" have not occurred; or

  g)
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of us and Cubist, may be asserted by us or Cubist regardless of the circumstances giving rise to such condition, and may be waived by us or Cubist in whole or in part at any time and from time to time until the Offer shall have expired or been terminated and in the sole discretion of us or Cubist, subject in each case to the terms of the Merger Agreement. The foregoing conditions shall be determined subject to the principles of contract interpretation and construction under the applicable laws of the State of Delaware, which the parties elected to govern the interpretation and construction of the Merger Agreement. The failure by us or Cubist at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time until the Offer shall have expired or been terminated.

15.  Legal Matters

        Except as described in this Section 15, based on a review of publicly available filings made by Adolor with the SEC and other publicly available information concerning Adolor and information supplied by Adolor, none of Cubist, Purchaser or Adolor is aware of any license or regulatory permit that appears to be material to the business of Adolor and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of the Shares (and the indirect acquisition of the stock of Adolor's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Shares by us as contemplated herein. Should any such approval or other action be required, we and Cubist currently contemplate that such approval or other action will be sought. If certain types of adverse actions are taken with respect to the matters discussed below, we could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 "Conditions of the Offer" of this Offer to Purchase for a description of certain conditions to the Offer.

        State Takeover Laws.    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

        Adolor is incorporated under the laws of Delaware. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Adolor from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless: (a) prior to such time the board of directors of the corporation approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

        Adolor's board of directors has approved the Merger Agreement and the transactions contemplated by the Merger Agreement for purpose of Section 203 of the DGCL.

        Adolor's principal executive office is in Exton, Pennsylvania. The Pennsylvania Takeover Disclosure Law, 70 P.S. § 71., et seq. (the "Takeover Disclosure Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Pennsylvania Securities Commission (the "Commission") with respect to any tender offer for a corporation, such as Adolor, which is either (i) organized under the laws of the Commonwealth of Pennsylvania or (ii) has its principal place of business and substantial assets located in the Commonwealth of Pennsylvania. Section 8(a) of the Takeover Disclosure Statute provides an exemption for certain offers to purchase securities. Purchaser will make a section 8(a) filing with the Commission in order to qualify for the exemption from the Takeover Disclosure Statute. Additional information about the Offer has been filed with the Commission pursuant to the Takeover Disclosure Statute and is available for inspection at the Commission's office at Eastgate Office Building, 2nd Floor, 1010 North Seventh Street, Harrisburg, PA 17102-1410 during business hours.

        Based on information supplied by Adolor and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the board of directors of Adolor, we do not believe that any other state takeover statutes, other than the Takeover Disclosure Statute, or similar laws purport to apply to the Offer or the merger. Except as described herein, neither we nor Cubist has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 "Conditions of the Offer" of this Offer to Purchase.

Antitrust

        United States.    Cubist and Adolor are required to file a Notification and Report Form with respect to the Offer under the HSR Act and to observe a statutory waiting period prior to completing the Offer. The acquisition of Shares pursuant to the Offer may only be consummated after the expiration or early termination of a 15-day waiting period commenced by the filing of a Notification and Report Form by Cubist with respect to the Offer. The Notification and Report Form was filed on October 28, 2011. Accordingly, the required 15-day waiting period will expire at 11:59 p.m., New York City time, on November 14, 2011, unless earlier terminated or extended if the parties receive a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC"). If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Cubist and Adolor concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day (extended to 11:59 p.m. New York City time of the next regular business day if such calendar day is a Saturday, Sunday or legal public holiday) after the date of substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Cubist. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

        The merger will not require an additional filing under the HSR Act if Cubist owns 50% or more of the outstanding Shares at the time of the merger or the merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Cubist's proposed acquisition of Adolor. At any time before or after our acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the merger or seeking the divestiture of Shares acquired by us or the divestiture of substantial assets of Adolor or its subsidiaries or Cubist or its subsidiaries. Private parties, including state Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Stockholder Litigation

        On October 25, 2011, a lawsuit was filed in the Court of Common Pleas of Chester County, Pennsylvania, Civil Division against Adolor, and each member of Adolor's board of directors, Cubist and us (the "Moskal Complaint"). The action is brought by Stanley L. Moskal, who claims to be a stockholder of Adolor, on his own behalf, and seeks certification as a class action on behalf of all of Adolor's stockholders, except the defendants and their relations and affiliates. The complaint alleges that the defendants breached their fiduciary duties, and/or aided and abetted the breach of fiduciary duties, owed to Adolor's stockholders in connection with the Offer and the merger. The complaint seeks injunctive relief enjoining the Offer and the merger, or, in the event the Offer or the merger has been consummated prior to the court's entry of final judgment, rescinding the Offer and the merger. The complaint also seeks an accounting for all damages and an award of costs, including a reasonable allowance for attorneys' and experts' fees and expenses. The foregoing summary and the information are qualified in their entirety by reference to the Moskal Complaint, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated by reference.

        On October 28, 2011, a purported stockholder of Adolor filed a lawsuit in the Court of Chancery of the State of Delaware against Adolor, each member of Adolor's board of directors, Cubist and us (the "Machado Complaint"). This action purports to be brought individually by the plaintiff, Cari Machado, and on behalf of all of Adolor's stockholders. The suit alleges that each member of Adolor's board of directors breached his fiduciary duties owed to Adolor's stockholders in connection with the Offer and the merger and further alleges that we, Cubist and Adolor aided and abetted Adolor's board of directors' breach of fiduciary duties. The complaint seeks, among other things, injunctive relief enjoining the Offer, or, in the event the Offer has been consummated prior to the court's entry of final judgment, rescission of the Offer or awarding recissory damages to the plaintiff and the class. Additionally, the complaint seeks an award of damages and costs, including a reasonable allowance for attorneys' and experts' fees and expenses. The foregoing summary and the information are qualified in their entirety by reference to the Machado Complaint, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated by reference.

        On October 31, 2011, a lawsuit was filed in the Court of Common Pleas of Chester County, Pennsylvania, Civil Division against Adolor, and each member of Adolor's board of directors, Cubist and us (the "Pearson Complaint"). The action is brought by William Pearson, II, who claims to be a stockholder of Adolor, on his own behalf, and seeks certification as a class action on behalf of all of Adolor's stockholders, except the defendants and their relations and affiliates. The complaint alleges that the defendants breached their fiduciary duties, and/or aided and abetted the breach of fiduciary duties, owed to Adolor's stockholders in connection with the Offer and the merger. The complaint seeks injunctive relief enjoining the Offer and the merger, as well as a declaration that the deal protections in the Merger Agreement are unenforceable, amongst other things. The complaint also seeks an award of costs, including a reasonable allowance for attorneys' and experts' fees and expenses. The foregoing summary and the information are qualified in their entirety by reference to the Pearson Complaint, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated by reference.

        On November 1, 2011, a purported stockholder of Adolor filed a lawsuit in the Court of Chancery of the State of Delaware against Adolor, each member of Adolor's board of directors, Cubist and us (the "Fellman Complaint"). This action purports to be brought individually by the plaintiff, Thomas Fellman, and on behalf of all of Adolor's stockholders. The suit alleges that each member of Adolor's board of directors breached his fiduciary duties owed to Adolor's stockholders in connection with the Offer and the merger and further alleges that we, Cubist and Adolor aided and abetted Adolor's board of directors' breach of fiduciary duties. The complaint seeks, among other things, injunctive relief enjoining the Offer, or, in the event the Offer has been consummated prior to the court's entry of final judgment, rescission of the Offer or awarding recissory damages to the plaintiff and the class. Additionally, the complaint seeks an award of damages and costs, including a reasonable allowance for attorneys' and experts' fees and expenses. The foregoing summary and the information are qualified in their entirety by reference to the Fellman Complaint, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated by reference.

        On November 4, 2011, a purported stockholder of Adolor filed a lawsuit in the Court of Chancery of the State of Delaware against Adolor, each member of Adolor's board of directors, Cubist and us (the "Currell Complaint"). This action purports to be brought individually by the plaintiff, James Currell, and on behalf of all of Adolor's stockholders. The suit alleges that each member of Adolor's board of directors breached his fiduciary duties owed to Adolor's stockholders in connection with the Offer and the Merger and further alleges that we and Cubist aided and abetted Adolor's board of directors' breach of fiduciary duties. The complaint seeks, among other things, injunctive relief enjoining the Offer, or, in the event the Offer has been consummated prior to the court's entry of final judgment, rescission of the Offer or awarding recissory damages to the plaintiff and the class. Additionally, the complaint seeks an award of damages and costs, including a reasonable allowance for attorneys' and experts' fees and expenses. The foregoing summary and the information are qualified in their entirety by reference to the Currell Complaint, which is an exhibit to the Tender Offer Statement on Schedule TO that we and Cubist have filed with the SEC and which is hereby incorporated by reference.

16.  Fees and Expenses

        We and Cubist have retained MacKenzie Partners, Inc. to act as the Information Agent, Broadridge Corporate Issuer Solutions, Inc. to serve as the Depositary and Broadridge Corporate Issuer Solutions, Inc. to act as the Rights Agent in connection with the Offer. The Information Agent, the Depositary and the Rights Agent each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Cubist will indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

        Morgan Stanley is acting as the Dealer Manager in connection with the Offer and has acted as financial advisor to Cubist in connection with the proposed acquisition of Adolor, for which services Morgan Stanley will receive customary compensation. In addition, Morgan Stanley will be reimbursed for its reasonable expenses, including the fees and disbursements of Morgan Stanley's counsel, incurred in connection with Morgan Stanley's engagement and any related transactions, and will be indemnified, along with certain related parties, against certain liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement and any related transactions. In the ordinary course of business, Morgan Stanley and its respective affiliates may from time to time actively trade or hold securities or indebtedness of Cubist and Adolor for their own accounts, the accounts of investment funds or other clients under the management of Morgan Stanley or for the accounts of customers and, accordingly, Morgan Stanley and/or its respective affiliates may at any time hold long or short positions in these securities or indebtedness. Morgan Stanley and its affiliates may provide various investment banking and other services to Cubist or its affiliates in the future, for which Cubist expects they would receive customary compensation from Cubist or such affiliates.

        Except as set forth above, neither we nor Cubist will pay any other fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  Miscellaneous

        We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.

        Neither we nor Cubist has authorized any person to give any information or to make any representation on behalf of Cubist or us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We and Cubist have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Adolor will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 of this Offer to Purchase.

November 7, 2011	FRD ACQUISITION CORPORATION

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF CUBIST AND PURCHASER

        The names of the directors and executive officers (or functional equivalents) of Cubist and Purchaser and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer (or functional equivalent) has been so employed for a period in excess of five years. Unless otherwise indicated, (i) the principal business address for each director and officer of Cubist and Purchaser is 65 Hayden Ave, Lexington, MA 02421, and the business telephone number for each such director or officer is (781) 860-8660. Unless otherwise indicated, each director and executive officer (or functional equivalent) is a citizen of the United States.

Cubist Directors and Executive Officers:

Michael W. Bonney	President, Chief Executive Officer and Director
Robert J. Perez, MBA	Executive Vice President, Chief Operating Officer
Steven C. Gilman, Ph.D.	Executive Vice President, Research & Development and Chief Scientific Officer
Tamara L. Joseph, J.D.	Senior Vice President, General Counsel and Secretary
Charles Larenjeira	Senior Vice President, Technical Operations
David W.J. McGirr, MBA	Senior Vice President and Chief Financial Officer
Gregory Stea	Senior Vice President, Commercial Operations
Santosh Vetticaden, Ph.D., M.D.	Senior Vice President, Chief Medical and Development Officer
Kenneth M. Bate, MBA	Director, Non-Executive Chair
Mark H. Corrigan, M.D.	Director
Nancy J. Hutson, Ph.D.	Director
Leon O. Moulder, Jr., MBA	Director
Martin Rosenberg, Ph.D.	Director
J. Matthew Singleton, MBA, CPA	Director
Martin H. Soeters	Director
Michael B. Wood, M.D.	Director

        Mr. Bonney has served as our President and Chief Executive Officer and as a member of the Board of Directors of Cubist since June 2003. From January 2002 to June 2003, he served as Cubist's President and Chief Operating Officer. Mr. Bonney is a director of NPS Pharmaceuticals, Inc. and is the Chair of the Bates College Board of Trustees. Mr. Bonney is also a board member of the Pharmaceutical Research and Manufacturers of America (PhRMA).

        Mr. Perez has served as Cubist's Executive Vice President and Chief Operating Officer since August 2007. Prior to this, he was Cubist's Senior Vice President, Commercial Operations from July 2004 to August 2007. From August 2003 to July 2004, he served as Cubist's Senior Vice President, Sales and Marketing. Mr. Perez is a director of AMAG Pharmaceuticals, Inc.

        Dr. Gilman has served as Cubist's Executive Vice President, Research & Development and Chief Scientific Officer since September 2010. Prior to this, he served as Cubist's Senior Vice President, Discovery & Nonclinical Development and Chief Scientific Officer from February 2008 to September 2010. From April 2007 until February 2008, Dr. Gilman served as Chairman of the Board of Directors and Chief Executive Officer of ActivBiotics. From 2004 to April 2007, he served as President, Chief Executive Officer, and a member of the Board of Directors of ActivBiotics. Dr. Gilman serves on the boards of directors of the Massachusetts Biotechnology Association and Inhibikase Therapeutics (a

privately held biotechnology company), and serves on the Pennsylvania State University Biotechnology Advisory Board.

        Ms. Joseph has served as Cubist's Senior Vice President, General Counsel and Secretary since May 2008. Ms. Joseph was Executive Vice President, General Counsel and Company Secretary of Mayne Pharma Ltd. from July 2006 until joining Cubist. Previously, Ms. Joseph was Vice President, General Counsel and Secretary, at Transkaryotic Therapies, Inc. from 2005 to 2006, and before that, Ms. Joseph worked at Biogen Idec from 1998 to 2005, based in Paris, France, where she established and then had overall responsibility for the international legal and public affairs functions of Biogen Idec's international operations, serving as Vice President, International, Legal, from March 2002 until she left Biogen Idec in 2005.

        Mr. Larenjeira has served as Cubist's Senior Vice President of Technical Operations since June 2011. Prior to that, Mr. Laranjeira served as Bristol-Myers Squibb's Vice President of Latin America, Asia Pacific & Japan from July 2009 to February 2011, where he was responsible for regional operations management and product supply management to all markets within those regions. Prior to that, Mr. Laranjeira was Vice President of Asia Pacific and Japan from March 2008 to July 2009, and Vice President & General Manager from January 2003 to March 2008. His earlier positions with Bristol-Myers Squibb include various roles of increasing responsibilities in technical operations, manufacturing, and industrial engineering in Spain, Australia, and the United States. Mr. Laranjeira holds a B.S. in Industrial Administration from the New Jersey Institute of Technology.

        Mr. McGirr has served as Cubist's Senior Vice President and Chief Financial Officer since November 2002. He also served as Cubist's Treasurer from November 2002 until January 2003. Mr. McGirr served as Chief Operating Officer of Hippo Inc., or Hippo, from October 1999 to October 2002 and as President of Hippo over an approximately two-year period during that time, ending in October 2002. Mr. McGirr also served as a director of Hippo from October 1999 until October 2003. In December 2003, Hippo liquidated under Chapter 7 of the Federal bankruptcy laws.

        Mr. Stea has served as Cubist's Senior Vice President, Commercial Operations since February 2009. Prior to this, he served as Cubist's Vice President, Sales and Marketing from September 2007 to February 2009. Previously, Mr. Stea served as Cubist's Vice President, Sales, from July 2005 to August 2007, and Cubist's Executive Director, Sales, from August 2002 to June 2005.

        Dr. Vetticaden has served as Cubist's Senior Vice President, Chief Medical and Development Officer since September 2010. Prior to this, he was Cubist's Senior Vice President, Clinical Development and Chief Medical Officer from December 2008 to September 2010. Dr. Vetticaden served as a consultant from August 2008 until joining Cubist. From February 2007 to August 2008, he was Senior Vice President and Chief Medical Officer at Maxygen, Inc. Previously, from April 2003 to February 2007, Dr. Vetticaden was Vice President, Clinical Research, at Scios, Inc., a subsidiary of Johnson & Johnson, and was responsible for all development for Phase 1 through Phase 4 trials.

        Mr. Bate has served as one of Cubist's directors since June 2003 and became Cubist's lead director in June 2006. Since May 2009, Mr. Bate has served as President and Chief Executive Officer of Archemix Corp., a privately-held biotechnology company. From January 2007 to April 2009, Mr. Bate was President and Chief Executive Officer of Nitromed, Inc., or Nitromed. From March 2006 until January 2007, Mr. Bate was Chief Operating Officer and Chief Financial Officer of Nitromed. From January 2005 to March 2006, he was employed at JSB Partners, a firm Mr. Bate co-founded that provides banking and advisory services to biopharmaceutical companies. From 2002 to January 2005, Mr. Bate was head of commercial operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc. Mr. Bate is a director of AVEO Pharmaceuticals, Inc., BioMarin Pharmaceuticals, Inc. and TransMedics, Inc. During the previous five years, Mr. Bate also has served as a director of NitroMed and Coley Pharmaceutical Group, Inc.

        Dr. Corrigan is a citizen of the United States, Ireland and Switzerland, and has served as one of Cubist's directors since June 2008. Since January 2010, Dr. Corrigan has served as President and Chief Executive Officer of Zalicus, Inc. (formerly known as CombinatoRx, Incorporated). He is also a member of the Board of Directors of Zalicus, Inc. From April 2003 to December 2009, Dr. Corrigan was Executive Vice President, Research and Development at Sepracor, Inc., which recently changed its name to Sunovion.

        Dr. Hutson has served as one of Cubist's directors since June 2008. She retired from Pfizer in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer's pharmaceutical R&D site, known as Groton/New London Laboratories. Dr. Hutson is also a director at Endo Pharmaceuticals, Inc. and Inspire Pharmaceuticals, Inc.

        Mr. Moulder has served as one of Cubist's directors since February 2010. Since June 2010, Mr. Moulder has served as Chief Executive Officer of TESARO, Inc. From April 2009 to January 2010, Mr. Moulder served as Vice Chairman, President and Chief Executive Officer of Abraxis BioScience, Inc., or Abraxis, and as President and Chief Executive Officer of Abraxis's wholly-owned operating subsidiary, Abraxis BioScience, LLC, and the Abraxis Oncology division. Before that, he served as Vice Chairman of Eisai Corporation of North America from January 2008 until January 2009, after Eisai Inc. acquired MGI PHARMA, Inc., where he served as President and Chief Executive Officer since May 2003. Mr. Moulder also serves on the Board of Visitors of the Temple University School of Pharmacy. During the previous five years, Mr. Moulder also has served as a director of MethylGene, Inc.

        Dr. Rosenberg has served as one of Cubist's directors since March 2005. Since 2003, Dr. Rosenberg has been the Chief Scientific Officer of Promega Corporation. Dr. Rosenberg is a director of Promega Corporation, the Medical College of Wisconsin Research Foundation, and Scarab Genomics, LLC, a biotechnology company. Dr. Rosenberg also served as a member of Council for the National Institutes of Allergy and Infectious Diseases at the National Institute of Health from 2005 through 2010.

        Mr. Singleton has served as one of Cubist's directors since June 2003. From 2000 to the present, he has served as Executive Vice President and Chief Financial Officer of CitationAir (formerly CitationShares, LLC), a wholly-owned subsidiary of Cessna Aircraft Company and Textron Inc. During the previous five years, Mr. Singleton has served as a director of Salomon Reinvestment Company Inc.

        Mr. Soeters is a citizen of the Netherlands and has served as one of Cubist's directors since September 2006. Since 1980, Mr. Soeters has worked at Novo Nordisk, a global health care company located in Copenhagen, Denmark. Since 2008, Mr. Soeters has served as President of Novo Nordisk Europe A/S. From 2000 to 2007, Mr. Soeters served as President, North America and Senior Vice President of Novo Nordisk, Inc. He is also executive committee member of the European Federation of Pharmaceuticals Industries and Associations (EFPIA) Heads of Europe. He is a member of the Board of Directors of the Steno Diabetes Center in Gentofte, Denmark. Mr. Soeters also has served as a director of Pharmacopeia, Inc. from 2006 through 2008.

        Dr. Wood has served as one of Cubist's directors since March 2005. Dr. Wood is currently an Orthopedic Surgeon and retired President-emeritus of the Mayo Foundation and Professor of Orthopedic Surgery, Mayo Clinic School of Medicine. He was previously Chief Executive Officer of the Mayo Foundation from 1999 until 2003. Dr. Wood is also a director of SingHealth, an integrated health system in Singapore, STERIS Corporation, a medical device company, and two private health care-related companies: Helix Medical LLC and Polyglot Systems, Inc.

Purchaser Directors and Executive Officers:

        Mr. Bonney has served as President and a director of Purchaser since its formation in October 2011. Please see "Cubist's Directors and Executive Officers" above for additional information about Mr. Bonney.

        Mr. McGirr has served as Treasurer and a director of Purchaser since its formation in October 2011. Please see "Cubist's Directors and Executive Officers" above for additional information about Mr. McGirr.

        Ms. Joseph has served as Secretary and a director of Purchaser since its formation in October 2011. Please see "Cubist's Directors and Executive Officers" above for additional information about Ms. Joseph.

ANNEX II

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

RIGHTS OF APPRAISAL

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX III

CONTINGENT PAYMENT RIGHTS AGREEMENT

        THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of                        , 2011 (this "Agreement"), is entered into by and between Cubist Pharmaceuticals, Inc., a Delaware corporation ("Parent"), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as Rights Agent.

RECITALS

        WHEREAS, Parent, FRD Acquisition Corporation, a Delaware corporation ("Sub"), and Adolor Corporation, a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of October 24, 2011 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the "Merger Agreement"), pursuant to which Sub (a) has made a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") and (b) following acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent;

        WHEREAS, pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company's stockholders the right to receive contingent cash payments as hereinafter described; and

        WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CPR is $4.50.

        NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

        1.1.    Definitions.    Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

        "Acting Holders" means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CPRs.

        "Assignee" has the meaning set forth in Section 6.3.

        "Board of Directors" means the board of directors of Parent.

        "Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

        "CPRs" means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

        "CPR Register" has the meaning set forth in Section 2.3(b).

        "CPR Shortfall" has the meaning set forth in Section 4.5.

        "Diligent Efforts" means, with respect to the Product, efforts of a Person to carry out its obligations, and to cause its controlled Affiliates and Product licensees, if any, to carry out their respective obligations, using such efforts and employing such resources normally used by Persons in the pharmaceutical business similar in size and resources to Parent relating to seeking regulatory approval for a product candidate or commercialization of an approved product that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic or biosimilar product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status) and other relevant considerations, including technical, commercial, legal, scientific and/or medical factors.

        "DTC" means The Depository Trust Company or any successor thereto.

        "Eight Hundred Million Dollar Sales Target" means the achievement of cumulative worldwide Net Sales of $800 million prior to the earlier of (i) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the Major Market Sales Date and (ii) July 1, 2024.

        "EMA" means the European Medicines Agency, or any successor agency.

        "EMA Approval" means the decision of the European Commission addressed to Parent, any of its controlled Affiliates or any Assignee granting marketing authorization through the centralized procedure for the Product, following a positive opinion by the EMA, which authorization grants Parent, any of its controlled Affiliates or any Assignee the right to market and sell the Product immediately for use in the European Union for the treatment of opioid induced constipation on or before the Regulatory Approval Payment Target Date. For clarity, EMA Approval does not refer to approval in one or more individual Major Market countries of the European Union.

        "EMA Approval Payment Amount" means an amount equal to $0.50 per CPR, payable in cash, without interest.

        "EMA Approval Payment Notice" has the meaning set forth in Section 2.4.

        "EMA Payment Trigger Date" means a date on which either of the following occurs: (a) EMA Approval without EMA Preferred Product Label Approval or (b) EMA Preferred Product Label Approval.

        "EMA Preferred Product Label Approval" means an EMA Approval that contains a product label for the Indication without a maximum day limitation, provided that (a) the Product is the first product to receive marketing authorization from the EMA for use in the European Union in the Indication without a maximum day limitation or (b) if it is not the first product to receive marketing authorization from the EMA for use in the European Union in the Indication without a maximum day limitation, EMA Approval does not require either (i) the inclusion of a "black symbol" referred to in Article 23 of Regulation (EC) 726/2004, as amended), in the Summary of Product Characteristics and the package leaflet of the Product, or (ii) implementation of a REMS other than a "black symbol" or REMS, as applicable, that does not competitively disadvantage the Product relative to other products without a maximum day limitation that have received marketing authorization from the EMA for use in the European Union in the Indication.

        "EMA Preferred Product Label Payment Amount" means an amount equal to $1.50 per CPR, payable in cash, without interest.

        "FDA" means the U.S. Food and Drug Administration, or any successor agency.

        "FDA Approval" means receipt by Parent, any of its controlled Affiliates or any Assignee, on or before the Regulatory Approval Payment Target Date, of a final approval letter from the FDA with respect to a new drug application for the Product, which approval letter grants Parent, any of its controlled Affiliates or any Assignee the right to market and sell the Product for use in the United States for the treatment of opioid induced constipation.

        "FDA Approval Payment Amount" means an amount equal to $1.25 per CPR, payable in cash, without interest.

        "FDA Approval Payment Notice" has the meaning set forth in Section 2.4.

        "FDA Payment Trigger Date" means a date on which either of the following occurs: (a) FDA Approval without FDA Preferred Product Label Approval or (b) FDA Preferred Product Label Approval.

        "FDA Preferred Product Label Approval" means an FDA Approval that contains a product label for the Indication without a maximum day limitation, provided that (a) the Product is the first product to be approved by the FDA for use in the Indication without a maximum day limitation or (b) if it is not the first product to be approved by the FDA for use in the Indication without a maximum day limitation, the FDA Approval does not require either (i) the inclusion of a "boxed warning" (as defined in 21 CFR 201.57(c)(1)) in the product labeling or (ii) implementation of a REMS, other than a "boxed warning" or REMS, as applicable, that does not competitively disadvantage the Product relative to other products without a maximum day limitation approved by the FDA for use in the United States in the Indication.

        "FDA Preferred Product Label Payment Amount" means an amount equal to $3.00 per CPR, payable in cash, without interest.

        "Four Hundred Million Dollar Sales Target" means the achievement of cumulative worldwide Net Sales of $400 million prior to the earlier of (i) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the Major Market Sales Date and (ii) July 1, 2024.

        "Governmental Entity" means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

        "Holder" means a Person in whose name a CPR is registered in the CPR Register at the applicable time.

        "Independent Accountant" means an independent certified public accounting firm of nationally recognized standing designated either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

        "Indication" means the oral monotherapy treatment of opioid induced constipation.

        "Major Market" means each of the United Kingdom, France, Germany, Spain or Italy.

        "Major Market Sales Date" means the first date on which there have been, on that date or on any earlier date, commercial sales of the Product in at least three of the Major Markets.

        "Milestone Notice" has the meaning set forth in Section 2.4.

        "Milestone Payment Amount" means if, as of the Regulatory Approval Payment Target Date, (1) neither FDA Preferred Product Label Approval, nor EMA Preferred Product Label Approval has been obtained, (a) $1.50 if the Four Hundred Million Dollar Sales Target is achieved and (b) an additional $1.25 if the Eight Hundred Million Dollar Sales Target is achieved, (2) EMA Preferred Product Label Approval has been obtained, but FDA Preferred Product Label Approval has not been obtained, (a) $0.50 if the Four Hundred Million Dollar Sales Target is achieved and (b) an additional $1.25 if the Eight Hundred Million Dollar Sales Target is achieved, and (3) FDA Preferred Product Label Approval has been obtained, but EMA Preferred Product Label Approval has not been obtained, $1.00 if the Eight Hundred Million Dollar Sales Target is achieved. For reference only, a summary of potential Milestone Payment Amounts has been attached as Appendix A to this Agreement.

        "Milestone Payment Date" means each date on which a Milestone Payment Amount is paid.

        "Milestones" shall mean, collectively, the FDA Approval, the FDA Preferred Product Label Approval, the EMA Approval, the EMA Preferred Product Label Approval, the Four Hundred Million Dollar Sales Target and the Eight Hundred Million Dollar Sales Target.

        "Net Sales" means the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity's usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles or International Financial Reporting Standards, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts; provided, however, that in no event shall any sales consummated after June 30, 2024 be included in the calculation of Net Sales. In the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees, for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a third party. In the case of any sale for value other than exclusively for money (but excluding any patient assistance programs), Net Sales will be calculated on the market price of the Product in the jurisdiction of sale during the relevant period.

        "Net Sales Statement" means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (i) an itemized calculation of the gross amounts invoiced by the Selling Entities for the Product sold to third parties other than any other Selling Entity, (ii) an itemized calculation of the Permitted Deductions, (iii) to the extent that sales for the Products is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars, and (iv) the calculation of the Milestone Payment Amounts due, if any.

        "Officer's Certificate" means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

        "Payment Amount" means any Regulatory Approval Payment Amount or any Milestone Payment Amount, as applicable.

        "Payment Date" means any Regulatory Approval Payment Date or any Milestone Payment Date, as applicable.

        "Payment Targets" means EMA Preferred Product Label Approval, FDA Preferred Product Label Approval and Sales Milestones.

        "Permitted Deductions" means the following deductions to the extent included in the gross invoiced sales price of the Product, or otherwise directly paid or incurred by the Selling Entity with respect to the sale:

        (1)   normal and customary trade and quantity discounts;

        (2)   amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to the Product;

        (3)   chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities;

        (4)   rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

        (5)   tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of Governmental Entities;

        (6)   reasonable reserves made for uncollectible amounts on previously sold products;

        (7)   discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

        (8)   transportation, freight, postage, importation, shipping insurance and other handling expenses; and

        (9)   required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities.

        "Permitted Transfer" means: a transfer of CPRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

        "Product" means the small molecule, peripherally-acting mu opioid receptor antagonist currently known as ADL5945.

        "Regulatory Approval Payment Amount" means (1) for FDA Approval without FDA Preferred Product Label Approval, the FDA Approval Payment Amount, (2) for FDA Preferred Product Label Approval, the FDA Preferred Product Label Payment Amount, (3) for EMA Approval without EMA Preferred Product Label Approval, the EMA Approval Payment Amount, and (4) for EMA Preferred Product Label Approval, the EMA Preferred Product Label Payment Amount, as applicable; provided that if FDA Preferred Product Label Approval is obtained at any time after FDA Approval is obtained, the applicable Regulatory Approval Payment Amount will be equal to the difference between (i) the FDA Preferred Product Label Payment Amount and (ii) the FDA Approval Payment Amount, and if EMA Preferred Product Label Approval is obtained at any time after EMA Approval is obtained, the applicable Regulatory Approval Payment Amount will be equal to the difference between (i) the EMA Preferred Product Label Payment Amount and (ii) the EMA Approval Payment Amount. For reference only, a summary of potential Regulatory Approval Payment Amounts has been attached as Appendix A to this Agreement.

        "Regulatory Approval Payment Date" has the meaning set forth in Section 2.4.

        "Regulatory Approval Payment Notice" means the EMA Approval Payment Notice or the FDA Approval Payment Notice, as applicable.

        "Regulatory Approval Payment Target Date" means July 1, 2019.

        "REMS" means, in the United States, a risk evaluation and mitigation strategy required by the FDA under the authority granted to it in 28 U.S.C. § 355-1, and in the European Union, a risk management plan as described in the EMA's Guideline on Risk Management Systems for Medicinal Products for Human Use (2005).

        "Review Request Period" has the meaning set forth in Section 4.5.

        "Rights Agent" means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" will mean such successor Rights Agent.

        "Sales Milestone" means the Four Hundred Million Dollar Sales Target or the Eight Hundred Million Dollar Sales Target, as applicable.

        "Sales Milestone Trigger Date" means for any Sales Milestone, if either FDA Preferred Product Label Approval or EMA Preferred Product Label Approval has not been achieved before or on the Regulatory Approval Payment Target Date, the date after the Regulatory Approval Payment Target Date on which such Sales Milestone is first achieved.

        "Selling Entity" means Parent, any Assignee, and each of their controlled Affiliates, licensees and sublicensees.

        1.2.    Rules of Construction.    Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word "including" (in its various forms) means "including without limitation," (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or "$" refer to United States dollars.

2.
CONTINGENT PAYMENT RIGHTS

        2.1.    CPRs.    The CPRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be determined pursuant to the terms of the Merger Agreement.

        2.2.    Nontransferable.    The CPRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

        2.3.    No Certificate; Registration; Registration of Transfer; Change of Address.

          (a)   The CPRs will not be evidenced by a certificate or other instrument.

          (b)   The Rights Agent will keep a register (the "CPR Register") for the purpose of registering CPRs and transfers of CPRs as herein provided. The CPR Register will initially show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CPRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

          (c)   Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder's attorney duly authorized in writing, the Holder's personal representative or the Holder's survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register. No service charge shall be made for any registration of transfer of a CPR, but Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CPR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CPRs registered in the CPR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CPR will be valid until registered in the CPR Register.

          (d)   A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CPR Register.

        2.4.    Payment Procedures.

          (a)   On or before the fifth Business Day following (i) any EMA Payment Trigger Date and (ii) July 1, 2019, Parent will deliver to the Rights Agent a notice (the "EMA Approval Payment Notice") indicating whether EMA Approval was achieved, and if achieved, whether EMA Preferred Product Label Approval was achieved. On or before the fifth Business Day following (i) any FDA Payment Trigger Date and (ii) July 1, 2019, Parent will deliver to the Rights Agent a notice (the "FDA Approval Payment Notice") indicating whether FDA Product Approval was achieved, and if achieved, whether FDA Preferred Product Label Approval was achieved. On or before the fifth Business Day following (i) any Sales Milestone Trigger Date and (ii) July 1, 2024, unless prior to such date one or more Regulatory Approval Payment Notices was delivered to the Rights Agent indicating both FDA Preferred Product Label Approval and EMA Preferred Product Label Approval had been achieved, Parent will deliver to the Rights Agent a notice (the "Milestone Notice") indicating whether a Sales Milestone was achieved.

          (b)   The Rights Agent will, within ten Business Days of receipt of any Regulatory Approval Payment Notice (each such date, a "Regulatory Approval Payment Date"), send each Holder at its registered address a copy of the Regulatory Approval Payment Notice. If a Regulatory Approval Payment Amount is payable to the Holders, then at the time the Rights Agent sends a copy of a Regulatory Approval Payment Notice to the Holders, the Rights Agent will also pay the applicable Regulatory Approval Payment Amount, as calculated by Parent and communicated to Rights Agent, to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Regulatory Approval Payment Amount multiplied by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such Regulatory Approval Payment Date.

          (c)   The Rights Agent will, within ten Business Days of receipt of any Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice. If a Milestone Payment Amount is payable to the Holders, then at the time the Rights Agent sends a copy of a Milestone Notice to the Holders, the Rights Agent will also pay the applicable Milestone Payment Amount, as calculated by Parent and communicated to Rights Agent, to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Milestone Payment Amount multiplied by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such Milestone Payment Date.

          (d)   Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may be determined by Parent or the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and as soon as practicable after any payment of such taxes by Parent or the Rights Agent, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment, or other reasonably acceptable evidence of such payment.

          (e)   Any portion of any Payment Amount that remains undistributed to the Holders six (6) months after an applicable Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

          (f)    Neither Parent nor the Rights Agent will be liable to any person in respect of any Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Payment Amount has not been paid immediately prior to the date on which such Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

        2.5.    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

          (a)   The CPRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CPRs to any Holder.

          (b)   The CPRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

3.
THE RIGHTS AGENT

        3.1.    Certain Duties and Responsibilities.    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

        3.2.    Certain Rights of Rights Agent.    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

          (a)   the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

          (b)   whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer's Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

          (c)   the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

          (d)   the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

          (e)   the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

          (f)    the Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

          (g)   the Rights Agent will have no liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent); nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this Agreement;

          (h)   Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent's duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent's gross negligence, bad faith or willful or intentional misconduct;

          (i)    Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of bad faith, gross negligence or willful misconduct on its part;

          (j)    Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent's net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

          (k)   No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

        3.3.    Resignation and Removal; Appointment of Successor.

          (a)   The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

          (b)   If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

          (c)   Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CPR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

        3.4.    Acceptance of Appointment by Successor.    Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.
COVENANTS

        4.1.    List of Holders.    Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company's transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

        4.2.    Payment of Payment Amounts.    Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable Payment Amount, if any, a reasonable time in advance of an applicable Payment Date if such amount is payable in accordance with the terms of this Agreement.

        4.3.    Milestones.    Parent shall, and shall cause its controlled Affiliates to, use Diligent Efforts to achieve each of the Milestones.

        4.4.    Books and Records.    Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

        4.5.    Audits.

          (a)   Upon the written request of the Acting Holders within one (1) year of the delivery of any Milestone Notice (the "Review Request Period") but no more than once per Milestone Notice, Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any sale transaction reasonably requested by such Independent Accountant. The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause to its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements. The fees charged by such accounting firm shall be paid by Parent.

          (b)   If the Independent Accountant concludes that either the Four Hundred Million Dollar Sales Target or the Eight Hundred Million Dollar Sales Target was achieved and a Milestone Payment Amount that was properly due was not paid to the Holders (the difference in payment being the "CPR Shortfall"), Parent shall pay the CPR Shortfall with respect to each CPR within ten (10) days of the date the Acting Holders deliver to Parent the Independent Accountant's written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

          (c)   If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.5, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

          (d)   Each person seeking to receive information from Parent in connection with a review pursuant to this Section 4.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

5.
AMENDMENTS

        5.1.    Amendments without Consent of Holders.

          (a)   Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3.

          (b)   Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent's sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

            (i)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

            (ii)   to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

            (iii)  to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

            (iv)  as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; or

            (v)   any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

          (c)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

        5.2.    Amendments with Consent of Holders.

          (a)   Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of eighty (80%) percent of the outstanding CPRs:

            (i)    modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CPRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones,

            (ii)   reduce the number of CPRs, or

            (iii)  modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CPR affected thereby.

          (b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

        5.3.    Execution of Amendments.    In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

        5.4.    Effect of Amendments.    Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.
OTHER PROVISIONS OF GENERAL APPLICATION

        6.1.    Notices to Rights Agent and Parent.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:
Broadridge Corporate Issuer Solutions, Inc. 1717 Arch Street Suite 1300 Philadelphia, Pennsylvania 19103
Telephone:	(215) 553-5400
Attention:	General Manager
With a copy to:
Broadridge Financial Solutions, Inc. 2 Journal Square Plaza Jersey City, New Jersey 07306 Attention: General Counsel
If to Parent, to it at:
Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421
Attn:	Tamara L. Joseph, Senior Vice President, General Counsel and Secretary
Telephone:	(781) 860-8660
with a copy to:
Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199
Telephone:	617-951-7921
Facsimile:	617-235-0822
Email:	paul.kinsella@ropesgray.com
Attention:	Paul M. Kinsella
The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

        6.2.    Notice to Holders.    Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder's address as it appears in the

CPR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

        6.3.    Parent Successors and Assigns.    Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent or to any purchaser or licensee of substantial rights to the Product (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the other assignor) shall agree to remain liable for the performance by Parent and Sub (and such other assignor, if applicable) of their obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent's successors and each Assignee, and this Agreement shall not restrict Parent's, any Assignee's or any of their respective successor's ability to merge or consolidate. Each of Parent's successors shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CPRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

        6.4.    Benefits of Agreement.    Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent's successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the, Rights Agent, Parent, Parent's successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

        6.5.    Governing Law.    This Agreement, the CPRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

        6.6.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

        6.7.    Counterparts and Signature.    This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

        6.8.    Termination.    This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CPR Register the full amount of all potential Payment Amounts required to be paid under the terms of this Agreement and (b) the expiration of the final Review Request Period, unless there is an ongoing audit pursuant to Section 4.5, in which case until such audit has been completed. In no event will any Regulatory Approval Payment Amount become payable after the Regulatory Approval Payment Target Date, nor will any Milestone Payment Amount become payable on account of sales of the Product consummated after June 30, 2024.

        6.9.    Entire Agreement.    This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

        6.10.    Dispute Resolution.    Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by three arbitrators, of whom each party shall designate one in accordance with the 'screened' appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York. In any such dispute, actions on behalf of Holders, including initiation of arbitration, shall be approved by the Acting Holders.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CUBIST PHARMACEUTICALS, INC.
By:
Name:
Title:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
By:
Name:
Title:

 Appendix A

Potential Regulatory Approval Payment Amounts

	FDA Approval Payments	EMA Approval Payments	Combined Approval Payments
Regulatory Approval Only; No Preferred Product Label Approval	$1.25	$0.50	$1.75
Preferred Product Label Approval	$3.00	$1.50	$4.50
Total Potential Regulatory Approval Payment Amounts	$3.00	$1.50	$4.50

Potential Milestone Payment Amounts

	Both FDA and EMA Preferred Product Label Approval	Neither FDA, Nor EMA, Preferred Product Label Approval	EMA Preferred Product Label Approval Only	FDA Preferred Product Label Approval Only
Additional Payment at $400m cumulative WW Net Sales	$0.00	$1.50	$0.50	$0.00
Additional Payment at $800m cumulative WW Net Sales	$0.00	$1.25	$1.25	$1.00
Total Potential Additional Sales Milestone Payment	$0.00	$2.75	$1.75	$1.00

A-1

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Adolor or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer to Purchase is:

By Mail: 1717 Arch St., Suite 1300 Philadelphia, PA 19103	By Overnight Courier: 1717 Arch St., Suite 1300 Philadelphia, PA 19103

For Confirmation Only Telephone:
1-877-733-1121

        Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
Toll-Free: (888) 840-4015